UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Steelcase Inc.
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NOTICE OF ANNUAL MEETING

The Board of Directors of Steelcase Inc. (the "Company") cordially invites all shareholders to attend the Company’s 2015 Annual Meeting of Shareholders as follows:

Date and Time:	July 15, 2015 at 11:00 a.m. EDT

Location:	via live webcast at www.virtualshareholdermeeting.com/scs2015

The Annual Meeting is being held to allow you to vote on the following proposals and any other matter properly brought before the shareholders:

1.	Election of eleven nominees to the Board of Directors

2.	Advisory vote to approve named executive officer compensation

3.	Approval of the Steelcase Inc. Incentive Compensation Plan

4.	Ratification of our independent registered public accounting firm
If you were a shareholder of record as of the close of business on May 18, 2015, you are eligible to vote. You may either vote online at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. If you choose to vote by proxy:

•	Please carefully review the enclosed proxy statement and proxy card.

•	Select your preferred method of voting, including by telephone, Internet or signing and mailing the proxy card.

•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.

Every vote is important, and we urge you to vote your shares as soon as possible.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary

June 3, 2015

P.O. Box 1967	Steelcase.com
Grand Rapids, MI 49501-1967
United States

PROXY STATEMENT

QUESTIONS AND ANSWERS

How can I attend the Meeting?

Our 2015 Annual Meeting of Shareholders (the "Meeting") will be a virtual meeting, conducted via live webcast only, to allow all of our shareholders the opportunity to participate in the Meeting no matter where they are located. No physical meeting will be held. Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on May 18, 2015 (the “Record Date”) will be able to attend the Meeting, vote and submit questions during the Meeting by logging on to www.virtualshareholdermeeting.com/scs2015 at the Meeting date and time using their 12-digit Control Number provided with the notice of the Meeting. These proxy materials were first sent or made available to shareholders on or about June 3, 2015.

Can I listen to the Meeting if I cannot attend it live?

If you are not able to attend the Meeting while it is being conducted, an audio replay of the Meeting will be available on our website shortly after the conclusion of the Meeting and for at least 90 days thereafter. You will be able to find the replay under "Events & Presentations” in the Investor Relations section of our website, located at ir.steelcase.com.

On what am I voting?

You are being asked to vote on the following matters and any other business properly coming before the Meeting:

Proposal 1: Election of eleven nominees to the Board of Directors
Proposal 2: Advisory vote to approve named executive officer compensation
Proposal 3: Approval of the Steelcase Inc. Incentive Compensation Plan
Proposal 4: Ratification of our independent registered public accounting firm
The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. As of June 3, 2015, we do not know of any other matter to be considered at the Meeting.

Who is entitled to vote, and how many votes does each shareholder have?

Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on the Record Date may vote at the Meeting. At the close of business on the Record Date, there were 90,014,976 shares of Class A Common Stock and 32,200,413 shares of Class B Common Stock outstanding. Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned.

How can I vote?

If you are a registered shareholder (that is, you hold your Steelcase stock directly in your name), you may vote by telephone, Internet or mail or by attending the Meeting via the Internet and voting online during the Meeting.

To vote by telephone: Please follow the instructions on the proxy card. The deadline for voting by telephone is 11:59 p.m. Eastern Daylight Time on July 14, 2015.

To vote by mail: Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. If you have not received a proxy card, you will need to request one be sent to you by following the instructions included in the Notice of Internet Availability of Proxy Materials. Only proxy cards received and processed before 11:00 a.m. Eastern Daylight Time on July 15, 2015 will be voted.

To vote by Internet:

•	Before the Meeting: Please follow the instructions on the proxy card. The deadline for voting by Internet before the meeting is 11:59 p.m. Eastern Daylight Time on July 14, 2015.

•	During the Meeting: Please log on to www.virtualshareholdermeeting.com/scs2015 at the Meeting date and time using your 12-digit Control Number provided with the notice of the Meeting.

Whether you vote by telephone, Internet or mail, or by attending the Meeting via the Internet, you may specify whether your shares should be voted for all, some or none of the nominees for director. If you use the proxy card provided by us and you do not specify a choice, your shares will be voted FOR the election of each of the nominees listed in Proposal 1 and FOR each of Proposals 2, 3 and 4. For any other matter that properly comes before the Meeting, your shares will be voted in the discretion of the proxy holders.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares in the manner required by your broker. If you use a ballot card supplied by your broker and you do not specify a choice, the rules of the New York Stock Exchange, or NYSE, provide that your broker may not vote your shares on Proposals 1, 2 or 3.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should complete, sign and return all proxy cards, or make sure that you complete the voting instructions for each card if voting by telephone or Internet, to ensure all of your shares are voted.

May I revoke my proxy?

If you appoint a proxy, you may revoke it at any time before it is exercised by notifying our corporate secretary in writing, by delivering a later-dated proxy to our corporate secretary or by attending the Meeting online and voting during the Meeting.

What is the quorum requirement for the Meeting?

Michigan law and our By-laws require a quorum for the Meeting, which means that holders of a majority of the voting power entitled to vote must be present or represented by proxy in order to transact business at the Meeting. Withheld votes and abstentions will be counted in determining whether a quorum has been reached.

How many votes are needed to approve the proposals?

Assuming a quorum has been reached, the following votes are needed to approve each of the proposals:

•	For Proposal 1, in order to be elected, a nominee must receive the affirmative vote of a majority of the votes cast at the Meeting with respect to such nominee.

•
Proposals 2 and 4 are advisory votes which are not binding on our company or our Board of Directors. In order to be approved, each of these proposals must receive the affirmative vote of the majority of the votes cast at the Meeting for that proposal.

•	Proposal 3 must receive the affirmative vote of the majority of the votes cast at the Meeting for that proposal.

How will broker non-votes and abstentions be treated?

Under NYSE rules, brokers who hold shares on behalf of their customers (i.e., shares held in street name) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on non-routine matters if they do not receive instructions from their customers. Proposals 1, 2 and 3 are non-routine matters under NYSE rules. Therefore, if you fail to give your broker instructions on how to vote on Proposal 1, 2 or 3, your shares will not be treated as votes cast in determining the outcome of those matters. Proposal 4 is considered a routine matter under NYSE, and therefore, your broker may vote your shares on that proposal if it does not receive instructions from you.

If you abstain from voting on a matter other than Proposal 3, your shares will not be counted as voting for or against that matter, and therefore abstentions will have no effect on the adoption of the proposal. If you abstain from voting on Proposal 3, your shares will be treated as voting against that proposal.

Why didn’t I receive printed copies of this proxy statement and the annual report?

We make our proxy materials available to our shareholders electronically via the Internet and send you a Notice of Internet Availability of Proxy Materials which lists the address of a website where you can view, print or request printed copies of our proxy materials and submit your voting instructions. The notice also provides an email address and toll-free telephone number that you can use to request printed copies of our proxy materials. Unless you request otherwise, you will not receive a printed copy of our proxy materials. If you wish to receive printed copies of our proxy materials each year, you can make a permanent request.

What if I have the same address as another shareholder?

We send a single copy of our Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and mailing costs. Any shareholder residing at the same address as another shareholder who wishes to receive a single document or separate documents should call 1-800-542-1061 or write to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and we will deliver the requested documents promptly.

Who will pay for this proxy solicitation?

We will bear the cost of soliciting proxies, which may be done by e-mail, mail, telephone or in person by our directors, officers and employees, who will not be additionally compensated for those activities. We may also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses they incur in forwarding these proxy materials at our request to the beneficial owners of Class A Common Stock and Class B Common Stock. Proxies will be solicited on behalf of our Board of Directors.

When and how are shareholder proposals for next year’s Annual Meeting to be submitted?

We must receive any shareholder proposals to be included in our proxy statement for the 2016 Annual Meeting of Shareholders by February 4, 2016. Shareholder proposals to be presented during the 2016 Annual Meeting must be received no earlier than April 16, 2016 and no later than May 6, 2016. All shareholder proposals must be sent in the manner and meet the requirements specified in our By-laws.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors has twelve members, and all of our directors are elected annually. One of our directors, Elizabeth Valk Long, is retiring from the Board when her term expires at the Meeting. Upon her retirement, the size of the Board will be reduced to eleven members.

There are eleven nominees for election this year, each of whom is currently a member of the Board. The Board of Directors recommends that you vote FOR each of the nominees.

Lawrence J. Blanford Director since 2012

Mr. Blanford was President and Chief Executive Officer of Green Mountain Coffee Roasters, Inc., a specialty coffee and coffeemaker company, from 2007 to December 2012, and also served as a director of Green Mountain from 2007 to 2013. Age 61.

Mr. Blanford's experience as the chief executive officer, or CEO, of a consumer products organization and leading a public company in a challenging environment and his qualification as an audit committee financial expert led the Board of Directors to recommend that he should serve as a director.

William P. Crawford Director since 1979

Mr. Crawford held various positions at Steelcase from 1965 until his retirement in 2000, including President and Chief Executive Officer of the Steelcase Design Partnership. Age 72.

Mr. Crawford’s experience with our company, having served as a director for over 35 years and as an employee for 35 years, and his understanding of the long-term interests of our company and its shareholders led the Board of Directors to recommend that he should serve as a director.

Connie K. Duckworth Director since 2010

Ms. Duckworth has been Chairman and Chief Executive Officer of ARZU, Inc., a non-profit organization that helps Afghan women weavers by sourcing and selling the rugs they weave, since 2003. Ms. Duckworth is a trustee of The Northwestern Mutual Life Insurance Company. Age 60.

Ms. Duckworth’s experience as a former partner and managing director of Goldman Sachs, serving on other public company boards of directors and as a non-profit entrepreneur led the Board of Directors to recommend that she should serve as a director.

R. David Hoover Director since 2012

Mr. Hoover was Chairman of the Board of Directors of Ball Corporation, a supplier of metal packaging, from 2002 to April 2013. Mr. Hoover held a number of positions with Ball Corporation, including Chief Executive Officer from 2001 to 2011 and President from 2000 to 2010, until his retirement in 2011. Mr. Hoover is a director of Ball Corporation, Eli Lilly and Company and Energizer Holdings, Inc. Within the past five years, Mr. Hoover also served as a director of Qwest Communications International, Inc. Age 69.

Mr. Hoover’s experience as CEO of a global public company and his extensive public company governance experience in a variety of industries led the Board of Directors to recommend that he should serve as a director.

David W. Joos Director since 2001

Mr. Joos has been Chairman of the Board of CMS Energy Corporation, an energy company, and its primary electric utility, Consumers Energy Company, since May 2010. He served as President and Chief Executive Officer of CMS Energy Corporation and Chief Executive Officer of Consumers Energy Company from 2004 to May 2010. Mr. Joos is a director of AECOM Technology Corporation. Age 62.

Mr. Joos’ experience as CEO of a publicly traded company, his leadership and analytical skills and his qualification as an audit committee financial expert led the Board of Directors to recommend that he should serve as a director.

James P. Keane Director since 2013

Mr. Keane has been President and Chief Executive Officer of Steelcase Inc. since March 2014. Mr. Keane served as our President and Chief Operating Officer from April 2013 to March 2014, Chief Operating Officer from November 2012 to April 2013, and President, Steelcase Group from October 2006 to November 2012. Mr. Keane joined Steelcase in 1997. Mr. Keane is a director of Rockwell Automation, Inc. Age 55.

Mr. Keane's role as our President and Chief Executive Officer and his experience in various leadership roles at our company led the Board of Directors to recommend that he should serve as a director.

Robert C. Pew III Director since 1987

Mr. Pew III has been a private investor since 2004. From 1974 to 1984 and from 1988 to 1995, Mr. Pew III held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. During the period from 1984 to 1988, Mr. Pew III was a majority owner of an independent Steelcase dealership. Mr. Pew III has served as Chair of our Board of Directors since June 2003. Age 64.

Mr. Pew’s experience with our company, having served as a director for more than 25 years, as an employee for more than 15 years and as an owner of a Steelcase dealership for four years, and his understanding of the long-term interests of our company and its shareholders led the Board of Directors to recommend that he should serve as a director.

Cathy D. Ross Director since 2006

Ms. Ross was Executive Vice President and Chief Financial Officer of Federal Express Corporation, an express transportation company and subsidiary of FedEx Corporation, from September 2010 to July 2014. She served as Senior Vice President and Chief Financial Officer of Federal Express Corporation from 2004 to September 2010. Age 57.

Ms. Ross’ financial expertise and her experience in senior management of a global public company led the Board of Directors to recommend that she should serve as a director.

Peter M. Wege II Director since 1979

Mr. Wege II has been Chairman of the Board of Directors of Contract Pharmaceuticals Limited, a manufacturer and distributor of prescription and over-the-counter pharmaceuticals, since 2000. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 66.

Mr. Wege’s experience with our company, having served as a director for over 35 years and as an employee for 8 years, and his understanding of the long-term interests of our company and its shareholders led the Board of Directors to recommend that he should serve as a director.

P. Craig Welch, Jr. Director since 1979

Mr. Welch, Jr. has been Manager and a member of Honzo Fund LLC, an investment/venture capital firm, since 1999. From 1967 to 1987, Mr. Welch, Jr. held various positions at Steelcase, including Director of Information Services and Director of Production Inventory Control. Age 70.

Mr. Welch’s experience with our company, having served as a director for over 35 years and as an employee for 20 years, and his understanding of the long-term interests of our company and its shareholders led the Board of Directors to recommend that he should serve as a director.

Kate Pew Wolters Director since 2001

Ms. Wolters has been engaged in philanthropic activities since 1996. She is President of the Kate and Richard Wolters Foundation and a community volunteer and advisor. She serves as Chair of the Board of Trustees of the Steelcase Foundation. Age 57.

Ms. Wolters’ experience in philanthropic activities and community involvement and her understanding of the long-term interests of our company and its shareholders led the Board of Directors to recommend that she should serve as a director.

Related Directors

Robert C. Pew III and Kate Pew Wolters are brother and sister and are cousins of William P. Crawford and P. Craig Welch, Jr., and Mr. Crawford and Mr. Welch, Jr. are cousins of each other.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that Lawrence J. Blanford, Connie K. Duckworth, R. David Hoover, David W. Joos, Elizabeth Valk Long, Robert C. Pew III, Cathy D. Ross, Peter M. Wege II, P. Craig Welch, Jr. and Kate Pew Wolters are independent. James P. Keane is not considered independent because he currently serves as our President and CEO, and William P. Crawford is not considered independent because his daughter is the majority owner of an independent Steelcase dealership, as described under "Related Person Transactions." James P. Hackett, who served as a director during fiscal year 2015, was not considered independent because he was also an employee of our company. All of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent.

The independence of our directors is assessed using the listing standards of the NYSE, and our Board adopted categorical standards to guide the determination of each director’s independence. A copy of these categorical standards for director independence is also available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

On an annual basis, the Nominating and Corporate Governance Committee assesses the independence of our directors by reviewing and considering all relevant facts and circumstances and presents its findings and recommendations to our Board of Directors. For fiscal year 2015, the following relationships were considered by the Committee in assessing the independence of our directors:

Director	Relationships Considered

William P. Crawford
As described under “Related Person Transactions,” Mr. Crawford's daughter, Jennifer C. Niemann, is the majority owner and President and CEO of Forward Space, LLC, an independent Steelcase dealership to which we sold approximately $19.6 million in products and services, and from which we purchased approximately $102,000 in services, in fiscal year 2015. These transactions were made in the ordinary course of business on terms substantially similar to those offered to other independent dealers in the U.S.

As described under "Related Person Transactions," during fiscal year 2015 but prior to her ownership of Forward Space LLC, Ms. Niemann was employed as the Chief Executive Officer of Red Thread Spaces LLC, a subsidiary of Steelcase. She was not an executive officer of Steelcase Inc.

Connie K. Duckworth
Ms. Duckworth is the pro bono Chairman and Chief Executive Officer of ARZU, Inc., a non-profit organization from which we purchased approximately $21,000 in products in fiscal year 2015. The transactions were made in the ordinary course of business on an arm's-length basis.

Cathy D. Ross
Ms. Ross was the Executive Vice President and Chief Financial Officer of Federal Express Corporation which purchased approximately $455,000 in products and/or services from us or our dealers and from which we purchased approximately $12.1 million in services in fiscal year 2015. In each case, the amount involved was less than 1% of Federal Express Corporation's and our annual gross revenues, and the transactions were made in the ordinary course of business on an arm's-length basis. Ms. Ross retired from Federal Express in July 2014, and we do not believe Ms. Ross had a material interest in these transactions.

Director	Relationships Considered

P. Craig Welch, Jr.
Mr. Welch, Jr.’s brother-in-law is a 25% owner of the parent company of A&K Finishing, Inc., a supplier from which we purchased approximately $102,000 in products and/or services in fiscal year 2015. The transactions were made in the ordinary course of business on an arm's-length basis.

As described under "Related Person Transactions," Mr. Welch, Jr.'s son is a 50% owner and Chief Executive Officer of Wyser Innovative Products, LLC, a supplier from which we purchased approximately $359,000 in products and/or services in fiscal year 2015. The transactions were made in the ordinary course of business on an arm's-length basis.

In addition, the Committee considered that immediate family members of Directors Blanford, Duckworth, Joos and Long were employees of companies which purchased products and/or services from us or our dealers and/or from which we purchased services in the ordinary course of business on an arm's-length basis. In each case, the purchases involved less than the greater of $1 million or 1% of the other company’s annual gross revenues.

The Committee determined that each of the relationships it considered, other than the relationship with Forward Space, LLC, fell within the categorical standards adopted by the Board and, as a result, the relationships were not considered material.

The Steelcase Foundation

The Steelcase Foundation is a charitable organization operating under Section 501(c)(3) of the Internal Revenue Code which was established in 1951 by our company to give back to the communities that have been instrumental to our operations and growth by making grants to non-profit organizations, projects and programs in those communities. From time to time, we donate a portion of our earnings to the Foundation, as determined by our Board of Directors. The following directors also serve as Foundation trustees: James P. Keane, Robert C. Pew III and Kate Pew Wolters, who serves as Chair of the Board of Trustees. The other trustees of the Foundation are Mary Anne Hunting, Mary Goodwillie Nelson (sister of Director Peter M. Wege II), Craig M. Niemann (son-in-law of Director William P. Crawford) and Elizabeth Welch Lykins.

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

We have a written Related Person Transactions Policy under which the Nominating and Corporate Governance Committee is responsible for reviewing and approving transactions with us in which certain “related persons,” as defined in the policy, have a direct or indirect material interest. Related persons include our directors and executive officers, members of their immediate family and persons who beneficially own more than 5% of any class of our voting securities. A copy of our Related Person Transactions Policy is posted in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance”.

Under the policy, our General Counsel determines whether any identified potential related person transaction requires review and approval by the Committee, in which case the transaction is presented at the next Committee meeting for approval, ratification or other action. In those instances where it is not practicable or desirable to wait until the next meeting, the Committee has delegated authority to the Committee Chair to consider the transaction in accordance with the policy. If management becomes aware of an existing related person transaction which has not been approved by the Committee, the transaction is presented for appropriate action at the next Committee meeting.

The Committee is authorized to approve related person transactions which are in, or are not inconsistent with, the best interests of our company and our shareholders. Certain categories of transactions have been identified as permissible without approval by the Committee, as the transactions involve no meaningful potential to cause disadvantage to us or to give advantage to the related person. These categories of permissible transactions include, for example, the sale or purchase of products or services at prevailing prices in the ordinary course of business if (1) the amount involved did not exceed 5% of our gross revenues or the gross revenues of the related person, (2) our sale or purchase decision was not influenced by the related person while acting in any capacity for us and (3) the transaction did not result in a commission, enhancement or bonus or other direct benefit to an individual related person.

In considering any transaction, the Committee considers all relevant factors, including, as applicable:

•	the benefits to us,

•	the impact on a director’s independence,

•	the availability of other sources for comparable products or services,

•	the terms of the transaction and

•	the terms available to unrelated third parties, or to employees generally, for comparable transactions.

Related Person Transactions

Purchases from Fifth Third Bancorp

During fiscal year 2015, we paid approximately $299,000 in fees to Fifth Third Bancorp and its subsidiaries, or Fifth Third, for cash management services, letter of credit fees, credit facilities, investment fees and retirement plan services. Fifth Third is a record holder of more than 5% of our Class A Common Stock and Class B Common Stock. The amounts paid to Fifth Third represent less than 5% of its annual revenues and our annual revenues, and the purchases were made in the ordinary course of business on an arm's-length basis. We continue to purchase such services from Fifth Third in fiscal year 2016.

Purchases from Wyser Innovative Products, LLC

During fiscal year 2015, we purchased approximately $359,000 in products and/or services from Wyser Innovative Products, LLC. Tom Welch is a 50% owner and CEO of Wyser Innovative Products, LLC and is the son of P. Craig Welch, Jr., one of our directors and a beneficial owner of more than 5% of our Class A Common Stock and Class B Common Stock. The purchases were made in the ordinary course of business on an arm's-length basis. This supply relationship is continuing in fiscal year 2016.

Related person employees

We employ Barry Brennand as a Sales Consultant - Educational Solutions, which is not an executive officer position. Mr. Brennand is the husband of Gale Moutrey, our Vice President, Communications. For fiscal year 2015, Mr. Brennand earned $146,013 in total compensation, which included his base salary, an annual cash award under our Employee Bonus Plan, company retirement plan contributions and tax equalization payments relating to work performed in the U.S. He also participated in other benefit programs on the same terms as other Canadian employees in comparable situations. We continue to employ Mr. Brennand in fiscal year 2016.

We employ Mary-Louise Hooker as a Senior Consultant, Channel Development, which is not an executive officer position. Ms. Hooker is the sister of Lizbeth S. O'Shaughnessy, our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary. For fiscal year 2015, Ms. Hooker earned $129,626 in total compensation, which included her base salary, an annual cash award under our Employee Bonus Plan, company retirement plan contributions and life insurance premiums paid by us. She also participated in other benefit programs on the same terms as other U.S. employees in comparable positions. We continue to employ Ms. Hooker in fiscal year 2016.

During fiscal year 2015, we employed Jennifer C. Niemann as Chief Executive Officer of Red Thread Spaces LLC, a subsidiary of Steelcase Inc. Her employment terminated on August 6, 2014, and she was not an executive officer of Steelcase Inc. Ms. Niemann is the daughter of William P. Crawford, one of our directors and a beneficial owner of more than 5% of our Class B Common Stock. For fiscal year 2015, Ms. Niemann earned $292,856 in total compensation, which included her base salary, the grant date fair value of a restricted stock unit award under our Incentive Compensation Plan (which was forfeited upon Ms. Niemann's termination of her employment with us), company retirement plan contributions, life insurance premiums paid by us and perquisites relating to her final assignment and relocation from such assignment upon her termination of employment. She also participated in other benefit programs on the same terms as other U.S. employees in comparable positions.

Sales to and purchases from Forward Space, LLC

During fiscal year 2015, we sold approximately $19.6 million in products and services to, and purchased approximately $102,000 in services from, Forward Space, LLC. Jennifer C. Niemann is the majority owner and President and CEO of Forward Space, LLC, which is an independent Steelcase dealership. The sales and purchases with Forward Space, LLC, were made in the ordinary course of business on terms substantially similar to those offered to other independent dealers in the U.S. This dealer relationship is continuing in fiscal year 2016.

Sales to shareholders

The following beneficial owners of more than 5% of our Class A Common Stock or Class B Common Stock and their respective affiliates purchased products and related services from us or our dealers, in the following amounts, during fiscal year 2015:

•	The Bank of New York Mellon Corporation - approximately $3.2 million

•	BlackRock, Inc. - approximately $228,000

•	Fifth Third - approximately $1.6 million

•	The Vanguard Group, Inc. - approximately $629,000

In each case, the purchases represent less than 5% of our annual revenues and the shareholders' annual revenues, and the purchases were made in the ordinary course of business at prevailing prices not more favorable to the shareholders than those available to other customers for similar purchases.

Review and Approval of Transactions

The Nominating and Corporate Governance Committee reviewed each of the transactions described above, and following such review, the Committee approved the purchase of products and/or services from Wyser Innovative Products, LLC, the employment of Mr. Brennand, Ms. Hooker and Ms. Niemann and the payment of related compensation to each of them and the sale and purchase of products and/or services to and from Forward Space, LLC. In each case, the director (if any) related to the person or entity involved in the transaction did not participate in the approval of the transaction by the Nominating & Corporate Governance Committee. Approval of the transactions with Fifth Third, The Bank of New York

Mellon Corporation, BlackRock, Inc. and The Vanguard Group, Inc. was not required pursuant to our Related Person Transactions Policy, because such parties are institutional shareholders holding our stock with no apparent purpose or effect of changing or influencing control of our company.

BOARD MEETINGS

Our Board of Directors met nine times during fiscal year 2015. Each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which they served during the year. Our Board’s policy is that each director is expected to attend our annual meeting of shareholders, and each of our directors other than Cathy D. Ross attended our 2014 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Four standing committees assist our Board of Directors in fulfilling its responsibilities: Audit, Compensation, Executive and Nominating and Corporate Governance. During fiscal year 2015, the Audit Committee met eight times, the Compensation Committee met seven times, the Executive Committee did not meet, and the Nominating and Corporate Governance Committee met three times.

The following table indicates the current membership of each of the Board of Directors’ committees. All of the members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent.

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee

Lawrence J. Blanford	Chair		X
William P. Crawford
Connie K. Duckworth		X		X
R. David Hoover		Chair	X	X
David W. Joos	X	X
James P. Keane			X
Elizabeth Valk Long	X		X	Chair
Robert C. Pew III			Chair
Cathy D. Ross	X
Peter M. Wege II	X			X
P. Craig Welch, Jr.		X		X
Kate Pew Wolters		X

The Audit, Compensation and Nominating and Corporate Governance Committees operate under written charters adopted by the Board of Directors that are reviewed and assessed at least annually. Their current charters are available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance”.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The principal responsibilities of the Audit Committee are:

•	appointing the independent auditor and reviewing and approving its services and fees in advance;

•	reviewing the performance of our independent auditor and, if circumstances warrant, making decisions regarding its replacement or termination;

•	evaluating the independence of the independent auditor;

•
reviewing and concurring with the appointment, replacement, reassignment or dismissal of the head of our internal audit group, reviewing his or her annual performance evaluation and reviewing the group’s budget and staffing;

•	reviewing the scope of the internal and independent annual audit plans and monitoring progress and results;

•	reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

•	reviewing our financial reporting, including our annual and interim financial statements, as well as the type and presentation of information included in our earnings press releases;

•	reviewing the process by which we monitor, assess and manage our exposure to risk; and

•	reviewing compliance with our Global Business Standards, as well as legal and regulatory compliance.

The Board of Directors has designated each of Lawrence J. Blanford, David W. Joos and Cathy D. Ross as an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission, or SEC, based on their respective financial and accounting education and experience. Mr. Blanford, Mr. Joos, Ms. Ross and the other members of the Audit Committee are independent, as independence of audit committee members is defined by the listing standards of the NYSE.

Compensation Committee

The principal responsibilities of the Compensation Committee are:

•	establishing our compensation philosophy;

•	reviewing and approving the compensation of our executive officers, and submitting the compensation of our CEO to the Board of Directors for ratification;

•	reviewing executive and non-executive compensation programs and benefit plans to assess their competitiveness, reasonableness and alignment with our compensation philosophy;

•	making awards, approving performance targets, certifying performance against targets and taking other actions under our incentive compensation plan; and

•	reviewing the Compensation Discussion and Analysis and other executive compensation disclosures contained in our annual proxy statements.

Delegation of Authority

Pursuant to its charter, the Compensation Committee may delegate its authority to subcommittees, provided that any such subcommittee must consist of at least two members, and may delegate appropriate responsibilities associated with our benefit and compensation plans to members of management.

The Compensation Committee has delegated to our CEO the authority to grant stock options, restricted stock and restricted units to employees. Under this delegated authority, our CEO cannot grant options to acquire more than 5,000 shares, more than 2,000 shares of restricted stock or more than 2,000 restricted units in any year to any one individual, and he cannot grant, in the aggregate, options to acquire more than 100,000 shares, more than 40,000 shares of restricted stock or more than 40,000 restricted units in any year. Also, our CEO cannot grant any stock options, restricted stock or restricted units to any executive officer.

Our CEO has the authority to designate those employees who will participate in our Management Incentive Plan; however, the Committee is required to approve participation in such plan by any executive officer or anyone else who directly reports to our CEO.

The Committee has delegated certain responsibilities with regard to our Retirement Plan to an investment committee consisting of directors and members of management and to an administrative committee consisting of members of management. The Committee also has delegated to our executive officers all responsibilities associated with our broad-based health and welfare and retirement plans, including without limitation amending, merging and terminating plans and declaring discretionary, non-discretionary and matching contributions under our Retirement Plan.

Role of Executive Officers in Determining or Recommending Compensation

Our CEO develops and submits to the Compensation Committee his recommendation for the compensation of each of the named executive officers, other than himself, in connection with annual reviews of their performance. The Compensation Committee reviews and discusses the recommendations made by our CEO, approves the compensation for each named executive officer for the coming year and approves and submits the compensation of our CEO to the Board of Directors for ratification. In addition, our Chief Financial Officer and other members of our finance staff assist the Committee with establishing performance targets and payout scales for performance-based compensation, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which requires the Committee’s approval. See Compensation Discussion and Analysis for more discussion regarding the role of executive officers in determining or recommending the amount or form of executive compensation.

Role of Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate independent compensation consultants of its choosing to assist the Committee in carrying out its responsibilities. The Committee has appointed Exequity LLP, or Exequity, to serve as its independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Compensation Committee’s use in making decisions on all elements of executive compensation. See Compensation Discussion and Analysis for more detail regarding the nature and scope of Exequity’s assignment and the material elements of the instructions or directions given to them with respect to the performance of their duties. We have not purchased any additional services from Exequity beyond those provided to the Compensation Committee, and no conflicts of interests have been raised with regard to the work performed by Exequity.

Compensation Risk Assessment

During fiscal year 2015, our management conducted an assessment of our employee compensation policies and practices and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on our company. The assessment was reviewed and discussed with the Compensation Committee, which concurred with management’s conclusions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of our company during the fiscal year or was formerly an officer of our company, and none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board of Directors or our Compensation Committee. See Related Person Transactions for a discussion of a transaction between our company and a relative of Director P. Craig Welch, Jr., who serves on our Compensation Committee.

Executive Committee

The Executive Committee is authorized to exercise the powers of our Board of Directors when necessary between regular meetings, subject to any legal or regulatory limitations, and performs such other duties as assigned by the Board of Directors from time to time. The members of the Executive Committee consist of the Board Chair, the Chairs of each of the Audit, Compensation and Nominating and Corporate Governance Committees and James P. Keane.

Nominating and Corporate Governance Committee

The principal responsibilities of the Nominating and Corporate Governance Committee are:

•	establishing procedures for identifying and evaluating potential director nominees and recommending nominees for election to our Board of Directors;

•	reviewing the suitability for continued service of directors when their terms are expiring or a significant change in responsibility occurs, including a change in employment;

•	reviewing annually the composition of our Board to ensure it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity;

•	making recommendations to our Board regarding its size, the frequency and structure of its meetings and other aspects of its governance procedures;

•	making recommendations to our Board regarding the functioning and composition of Board committees;

•	reviewing our Corporate Governance Principles at least annually and recommending appropriate changes to our Board;

•	overseeing the annual self-evaluation of our Board and annual evaluation of our CEO;

•	reviewing director compensation and recommending appropriate changes to our Board;

•
administering our Related Person Transactions Policy and the Board’s policy on disclosing and managing conflicts of interest, including reviewing and approving any related person transactions under our Related Person Transactions Policy;

•	considering any waiver requests under our Code of Ethics and Code of Business Conduct; and

•	reviewing the annual budget established for the Board and monitoring the spending against such budget.

OTHER CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

Our Board of Directors is committed to monitoring the effectiveness of policy and decision making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding our reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of our management and operations. Our Board adopted a set of Corporate Governance Principles, a copy of which can be found in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

Board of Directors Leadership Structure

The leadership structure of our Board of Directors involves a Board Chair who is not our principal executive officer. Robert C. Pew III serves as non-executive Chair of the Board, and James P. Keane serves as our CEO. Our Board of Directors has chosen to keep the roles of Chair of the Board and CEO separate as a matter of sound corporate governance practices and a balance of responsibilities, with an independent director serving as Chair of the Board. This structure allows Mr. Keane to focus on the day-to-day leadership of our business, while Mr. Pew is able to focus on the leadership of our Board of Directors and its oversight of our company.

Risk Oversight

Our Board of Directors administers its oversight of risk assessment and management practices in several ways. Our Chief Financial Officer oversees our risk assessment and management practices. On a quarterly basis, the Audit Committee reviews a business risk profile prepared by management which summarizes the key risks faced by the Company and the likelihood and anticipated financial impact of each risk materializing, as well as any significant changes in the risk profile from the previous quarter. On an annual basis, the Compensation Committee reviews a risk assessment of our employment compensation policies and practices prepared by management. In addition, risk identification and risk management are discussed by the Board of Directors on a regular basis as part of its review of our financial performance and business and strategic planning.

We believe our Board of Directors’ oversight of risk management is strengthened by having an independent director serve as Chair of the Board.

Executive Sessions of Non-Management Directors

Our Board meets quarterly in executive session without any members of management present. During these sessions, Robert C. Pew III, as Chair of the Board, presides. Our Corporate Governance Principles provide that if the Chair of the Board is a member of management, the outside directors will designate a member to preside at executive sessions.

Consideration of Candidates for Director

The Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors and senior management in anticipation of potential or expected Board vacancies. After identifying a potential candidate, the Committee collects and reviews publicly available information to assess whether he or she should be considered further. If the candidate warrants further consideration, the Chair or another member of the Committee will initiate a contact. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews his or her qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others who have personal knowledge of the candidate’s accomplishments.

Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Directors are expected to be curious and demanding independent thinkers who possess appropriate business judgment and are committed to representing the interests of our shareholders. Directors must possess knowledge, experience, skills or expertise that will enhance our Board’s ability to direct our business. Our Board is committed to diversity, and a candidate’s ability to add to the diversity of our Board is also considered. Directors must be willing and able to spend the time and effort necessary to effectively perform their responsibilities, and they must be prepared to resign from our Board in the event that they have a significant change in responsibilities, including a change in employment, as required by our Corporate Governance Principles.

The Committee will consider candidates recommended by shareholders for nomination by the Board, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to our corporate secretary in writing and include the following information:

•	the recommending shareholder’s name and evidence of ownership of our stock, including the number of shares owned and the length of time owned; and

•
the candidate’s name, resume or a listing of qualifications to be a director of our company and the candidate’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.

Shareholders may also make their own nominations for director by following the process specified in our By-laws. Any shareholder who intends to nominate a director to be elected at our 2016 Annual Meeting of Shareholders must give written notice of such intent, delivered no earlier than April 16, 2016 and no later than May 6, 2016.

Shareholder Communications

Our Board has adopted a process for interested parties to send communications to the Board. To contact the Board, any of its committees, the Chair of the Board (or the lead non-management director, if one is subsequently appointed) or any of our other directors, please send a letter addressed to: Board of Directors, c/o Lizbeth S. O’Shaughnessy, Secretary, Steelcase Inc., P.O. Box 1967, Grand Rapids, MI 49501-1967.

All such letters will be opened by the corporate secretary. Any contents that are not advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any committee or group of directors, the corporate secretary will make sufficient copies of the contents and send them to each director who is a member of the committee or group to which the envelope is addressed.

Code of Ethics and Code of Business Conduct

Our Board adopted a Code of Ethics applicable to our chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all of our employees and directors. Only our Nominating and Corporate Governance Committee may grant any waivers of either code for a director or executive officer. Each of these codes is available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance." If any amendment to, or waiver from, a provision of our Code of Ethics is made for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will also post such information in the Corporate Governance section of our website. To date, no such waivers have been issued.

Available Information

The following materials are available on our website at ir.steelcase.com, found under "Corporate Governance":

•	Code of Ethics,

•	Code of Business Conduct,

•	Corporate Governance Principles,

•	Audit Committee Charter,

•	Compensation Committee Charter and

•	Nominating and Corporate Governance Committee Charter.

We will send you a copy of any of these materials upon request and without charge. Please send any such request to us either by email at ir@steelcase.com or by mail at: Steelcase Inc., Investor Relations, GH-3E, P.O. Box 1967, Grand Rapids, MI 49501-1967.

DIRECTOR COMPENSATION

Standard Arrangements

Our standard compensation arrangements for our non-employee directors for fiscal year 2015 were as follows:

Type of Compensation	Director	Board Chair

Board Annual Retainer	$180,000	$270,000
Committee Chair Annual Retainers:
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$10,000
Audit Committee Member Retainer	$5,000

Board and committee chair annual retainers are payable 40% in cash and 60% in shares of our Class A Common Stock, and Audit Committee member retainers are payable in cash. A director may elect to receive all or a part of the cash portion of his or her annual retainers in shares of our Class A Common Stock. All shares granted to our directors as part of their non-cash director compensation are granted in the form of our Class A Common Stock under our Incentive Compensation Plan. The number of shares issued is based on the fair market value of the Class A Common Stock on the date the shares are issued.

James P. Keane, our President and CEO, is a director, but he does not receive any additional compensation for his service as a director or committee member because he is an employee.

We did not pay any meeting fees to our directors in fiscal year 2015 for attending Board or committee meetings. All directors (including committee chairs and the Board Chair) are reimbursed for reasonable out-of-pocket expenses incurred to attend Board and committee meetings.

Non-Employee Director Deferred Compensation Plan

Each of our outside directors is eligible to participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainers and/or committee fees until they no longer serve on our Board. A participating director may elect to have the deferred amount deemed invested in Class A Common Stock or several other investment funds.

Director Stock Ownership Guidelines

Our non-employee directors are required to be paid at least 60% of their board and committee chair annual retainers in the form of either Class A Common Stock issued under our Incentive Compensation Plan or elect a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan. Our Board expects that any director compensation that is paid in Class A Common Stock or a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan will be held by the directors while they serve on the Board.

Director Compensation Table

The following table shows the compensation earned by each of our non-employee directors in fiscal year 2015.

Fiscal Year 2015 Director Compensation Table

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total

Lawrence J. Blanford	$76,000	$114,000	$—	$—	$—	$190,000
William P. Crawford	$72,000	$108,000	$—	$—	$—	$180,000
Connie K. Duckworth	$72,035	$107,965	$—	$—	$—	$180,000
James P. Hackett (1)	$—	$—	$750,000	$203,920	$1,128,748	$2,082,668
R. David Hoover	$76,049	$113,951	$—	$—	$—	$190,000
David W. Joos	$74,000	$111,000	$—	$—	$—	$185,000
Elizabeth Valk Long	$78,000	$117,000	$—	$—	$—	$195,000
Robert C. Pew III	$108,045	$161,955	$—	$—	$—	$270,000
Cathy D. Ross	$76,000	$114,000	$—	$—	$—	$190,000
Peter M. Wege II	$77,035	$107,965	$—	$—	$—	$185,000
P. Craig Welch, Jr.	$72,032	$107,968	$—	$—	$—	$180,000
Kate Pew Wolters	$72,035	$107,965	$—	$—	$—	$180,000

(1)
The amounts shown for James P. Hackett represent compensation received in his role as Vice Chair, a non-executive employee position. Mr. Hackett did not receive any additional compensation for his service as a director because he was an employee.

(2)
The amounts shown in this column reflect the portion of the directors’ retainers payable in cash, including any of such amounts which our directors elected to receive in shares of our Class A Common Stock or defer under our Non-Employee Director Deferred Compensation Plan. Shown in the following table are:

•	the number of shares of our Class A Common Stock issued to those directors who elected to receive all or a part of this portion of their retainers in the form of shares; and

•
the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock.

Director	Shares Issued	Deferred Stock Credited

Lawrence J. Blanford	—	4,862
William P. Crawford	—	2,663
David W. Joos	—	4,561
Elizabeth Valk Long	—	4,808
Cathy D. Ross	—	2,812
P. Craig Welch, Jr.	4,437	—

(3)
The amounts shown in this column reflect the portion of the directors’ retainers payable in shares of our Class A Common Stock, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan. Shown in the following table are:

•	the number of shares of our Class A Common Stock issued to those directors who received all or a part of this portion of their retainers in the form of shares; and

•
the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock.

The grant date fair value of the shares of Class A Common Stock issued was calculated using the closing price of our Class A Common Stock on the payment date multiplied by the number of shares issued. The assumptions made in the valuation of such awards are disclosed in Note 16 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2015 filed with the SEC on April 16, 2015.

Director	Shares Issued	Deferred Stock Credited

Lawrence J. Blanford	—	7,023
William P. Crawford	—	3,994
Connie K. Duckworth	6,655	—
R. David Hoover	7,024	—
David W. Joos	—	6,842
Elizabeth Valk Long	—	7,211
Robert C. Pew III	9,983	—
Cathy D. Ross	—	4,218
Peter M. Wege II	6,655	—
P. Craig Welch, Jr.	6,655	—
Kate Pew Wolters	6,655	—

(4)	The amount shown in this column for James P. Hackett represents a short-term award under our Management Incentive Plan which was paid in cash shortly after the end of the fiscal year.

(5)
The amount shown in this column for James P. Hackett represents the net increase in the actuarial present value of his accumulated benefits under (a) our Executive Supplemental Retirement Plan and (b) a deferred compensation agreement.

(6)
The amount shown in this column for James P. Hackett represents (a) $1,100,000 for salary and payment for accrued but unused vacation, (b) $28,600 for company contributions under retirement plans and (c) $148 for life insurance premiums.

Holdings of Deferred Stock

The following table indicates the total number of shares deemed credited under our Non-Employee Director Deferred Compensation Plan as of the end of fiscal year 2015 to those directors who have deferred all or a portion of their retainer and/or fees as a deemed investment in Class A Common Stock:

Director	Deferred Stock as of FY End

Lawrence J. Blanford	26,945
William P. Crawford	49,345
David W. Joos	158,782
Elizabeth Valk Long	133,678
Cathy D. Ross	49,824
Peter M. Wege II	4,934
P. Craig Welch, Jr.	56,852
Kate Pew Wolters	1,797
Other Benefits

During fiscal year 2015, each of our outside directors who is not a retiree of our company was eligible to receive healthcare coverage under our Benefit Plan for Outside Directors, which provides coverage comparable to the Steelcase Inc. Employee Benefit Plan generally available to U.S. employees of Steelcase Inc. The cost of participating in this plan is reported as taxable income for the director. The following table shows, for each outside director who participated in the plan during fiscal year 2015, the amount of taxable income relating to such participation.

Participating Directors	Fiscal Year 2015 Taxable Income

Lawrence J. Blanford	$17,684
R. David Hoover	$1,168
Robert C. Pew III	$12,201
Peter M. Wege II	$12,395
P. Craig Welch, Jr.	$12,395
Kate Pew Wolters	$5,903

Other Payments Received by Directors

William P. Crawford currently receives payments under our Executive Supplemental Retirement Plan and is entitled to receive payments under a deferred compensation arrangement that was in effect when his employment with us ended. Mr. Crawford also participates in our retiree healthcare benefit plans on the same terms as other U.S. retirees. His rights to receive those payments and benefits are not conditioned on continued service on our Board.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables on the following pages show the amount of Class A Common Stock and Class B Common Stock beneficially owned by certain persons. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote or dispose of those shares, or if the person has the right to acquire voting or disposition rights within 60 days (for example, by exercising options). Except as stated in the notes following the tables, each person has the sole power to vote and dispose of the shares shown in the tables as beneficially owned.

Each share of Class B Common Stock can be converted into one share of Class A Common Stock at the option of the holder. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under the SEC’s rules and regulations. However, the number of shares of Class A Common Stock and the percentages shown for Class A Common Stock in the following tables do not account for this conversion right in order to avoid duplications in the number of shares and percentages that would be shown in the tables.

Directors and Executive Officers

This table shows the amount of common stock beneficially owned as of May 18, 2015 by (a) each director, (b) each of the executive officers named in the Summary Compensation Table and (c) all of our directors and executive officers as a group. The address of each director and executive officer is 901 44th Street SE, Grand Rapids, MI 49508.

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Sara E. Armbruster	67,881	*	—	—
Lawrence J. Blanford	—	—	—	—
William P. Crawford (2)	1,375,013	1.5%	3,008,196	9.3%
Connie K. Duckworth	28,453	*	—	—
R. David Hoover	32,008	*	—	—
David W. Joos (3)	11,400	*	—	—
James P. Keane (4)	359,302	*	—	—
Hamid Khorramian	19,487	*	—	—
Elizabeth Valk Long (5)	1,575	*	—	—
Lizbeth S. O'Shaughnessy	167,015	*	—	—
Robert C. Pew III (6)	73,021	*	5,647,434	17.5%
Cathy D. Ross	3,611	*	—	—
David C. Sylvester	283,113	*	—	—
Peter M. Wege II	320,292	*	—	—
P. Craig Welch, Jr. (7)	128,102	*	6,281,121	19.5%
Kate Pew Wolters (8)	49,494	*	6,131,354	19.0%
Directors and executive officers as a group (24 persons) (9)	3,017,506	3.4%	21,068,105	65.4%

* Less than 1%

(1)
If the number of shares each director or executive officer could acquire upon conversion of his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following directors and executive officers would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

William P. Crawford	4,383,209	4.7%
Robert C. Pew III	5,720,455	6.0%
P. Craig Welch, Jr.	6,409,223	6.7%
Kate Pew Wolters	6,180,848	6.4%
Directors and executive officers as a group (24 persons)	24,085,611	21.7%

(2)
Includes (a) 374,603 shares of Class A Common Stock and 51,957 shares of Class B Common Stock of which Mr. Crawford shares the power to vote and dispose and (b) 1,000,000 shares of Class A Common Stock and 1,022,915 shares of Class B Common Stock of which Mr. Crawford shares the power to dispose. Of the shares reported, 323,013 shares of Class A Common Stock and 421,611 shares of Class B Common Stock are pledged as security. These shares were pledged prior to the restrictions on stock pledging adopted by the Board of Directors in January 2013.

(3)	Includes 11,400 shares of Class A Common Stock of which Mr. Joos shares the power to vote and dispose.

(4)	Includes 168,027 shares of Class A Common Stock of which Mr. Keane shares the power to vote and dispose.

(5)	Includes 1,400 shares of Class A Common Stock of which Ms. Long shares the power to vote and dispose.

(6)
Includes (a) 500 shares of Class A Common Stock of which Mr. Pew III shares the power to vote and dispose and (b) 3,035,594 shares of Class B Common Stock of which Mr. Pew III shares the power to dispose. Of the shares reported, 234,400 shares of Class B Common Stock are pledged as security. These shares were pledged prior to the restrictions on stock pledging adopted by the Board of Directors in January 2013.

(7)
Includes (a) 3,550,501 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to dispose and (b) 1,422 shares of Class A Common Stock and 2,046,220 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to vote and dispose.

(8)	Includes 2,931,428 shares of Class B Common Stock of which Ms. Wolters shares the power to dispose.

(9)
Includes all twelve current directors (one of whom is an executive officer) and all twelve other current executive officers, only three of whom are named in the table. The numbers shown include the shares described in notes (2) through (8) above and a total of 570 shares of Class A Common Stock of which two of the other executive officers share the power to vote and dispose.

Beneficial Owners of More than Five Percent of Our Common Stock

This table shows the amount of common stock beneficially owned as of May 18, 2015 by each person, other than our directors and executive officers, who is known by us to beneficially own more than 5% of our Class A Common Stock or 5% of our Class B Common Stock. The information set forth in this table is based on the most recent Schedule 13D or 13G filing made by such persons with the SEC, except where we know of any changes in their beneficial ownership after the date of such filings.

The percentages listed in the Percent of Class column for Class B Common Stock add up to more than 100% because (1) as described in the notes to the table, some of the persons listed in the table share the power to vote and dispose of shares of Class B Common Stock with one or more of the other persons listed in the table and (2) for many persons listed in the table, the number of Shares Beneficially Owned is based on filings by such persons with the SEC as of December 31, 2014 or earlier but the

Percent of Class is calculated based on the total number of shares of Class B Common Stock outstanding on May 18, 2015.

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Fifth Third Bancorp (2)	2,959,124	3.3%	17,276,432	53.7%
The Bank of New York Mellon Corporation (3)	9,339,540	10.4%	—	—
WEDGE Capital Management L.L.P. (4)	6,638,853	7.4%	—	—
The Vanguard Group, Inc. (5)	5,760,761	6.4%	—	—
LSV Asset Management (6)	4,806,409	5.3%	—	—
Anne Hunting (7)	117,486	*	4,476,971	13.9%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc. (8)	1,258,491	1.4%	3,000,000	9.3%
John R. Hunting (9)	242,877	*	2,745,688	8.5%
Beldon II Fund (10)	—	—	2,135,221	6.6%

* Less than 1%
(1)If the number of shares each shareholder could acquire upon conversion of their Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following holders of Class B Common Stock would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

Fifth Third Bancorp	20,235,556	18.9%
Anne Hunting	4,594,457	4.9%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc.	4,258,491	4.6%
John R. Hunting	2,988,565	3.2%
Beldon II Fund	2,135,221	2.3%

(2)
The address of Fifth Third Bancorp is Fifth Third Center, Cincinnati, OH 45263. Includes (a) 346,309 shares of Class A Common Stock and 4,626,372 shares of Class B Common Stock of which Fifth Third Bancorp shares the power to vote and (b) 2,288,668 shares of Class A Common Stock and 13,674,963 shares of Class B Common Stock of which Fifth Third Bancorp shares the power to dispose.

We believe there is substantial duplication between the shares which Fifth Third Bancorp beneficially owns and the shares which are beneficially owned by some of the other persons listed in this table and the previous table, because, among other reasons, Fifth Third Bancorp or its affiliates serves as a co-trustee of a number of trusts of which our directors and executive officers and other beneficial owners of more than 5% of our common stock serve as co-trustees; however, we are not able to determine the extent of such duplication based on the information reported by Fifth Third Bancorp.

(3)
The address of The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, NY 10286. The Bank of New York Mellon Corporation has the sole power to vote only 8,832,324 shares of Class A Common Stock, the sole power to dispose of only 8,209,720 shares of Class A Common Stock and the shared power to dispose of 1,129,186 shares of Class A Common Stock.

(4)
The address of WEDGE Capital Management L.L.P. is 301 S. College Street, Suite 2920, Charlotte, NC 28202-6002. WEDGE Capital Management L.L.P. has the sole power to vote only 5,491,613 shares of Class A Common Stock.

(5)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. has the sole power to vote only 108,910 shares of Class A Common Stock and the shared power to dispose of 101,410 shares of Class A Common Stock.

(6)	The address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

(7)
The address of Ms. Hunting is 1421 Lake Road, Lake Forest, IL 60045. Includes 4,476,971 shares of which Ms. Hunting shares the power to vote and dispose. The information reported for Ms. Hunting is based upon a Schedule 13G amendment dated December 31, 2001. No further shareholding information has been reported by Ms. Hunting after December 31, 2001.

(8)
The address of ABJ Investments, Limited Partnership, or ABJ, and Olive Shores Del, Inc., or Olive Shores, is P.O. Box 295, Cimarron, CO 81220. Olive Shores is the sole general partner of ABJ. The information reported for ABJ and Olive Shores is based upon a Schedule 13G amendment dated December 31, 2007 in which those entities reported that they had ceased to be the beneficial owner of more than 5% of our Class A Common Stock and thus were no longer subject to reporting on Schedule 13G. No further shareholding information has been reported by ABJ or Olive Shores after December 31, 2007.

(9)
The address of Mr. Hunting is 2000 P. St., Washington DC 20036. Mr. Hunting has the shared power to vote and dispose of 2,212,363 shares. The information reported for Mr. Hunting is based upon a Schedule 13G dated June 18, 1998 and a subsequent conversion of Class B Common Stock into Class A Common Stock. No further shareholding information has been reported by Mr. Hunting after June 18, 1998.

(10)
The address of Beldon II Fund is 2000 P. St., Washington DC 20036. The information reported for Beldon II Fund is based upon a Schedule 13G dated June 18, 1998. No further shareholding information has been reported by Beldon II Fund after June 18, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and those who beneficially own more than 10% of our Class A Common Stock to file reports of initial ownership and changes in their beneficial ownership of shares of Class A Common Stock with the SEC. Based on our review of the reports filed with the SEC, and written representations that no Form 5 reports were required, we believe that for transactions during fiscal year 2015, all Section 16(a) reports were filed on a timely basis except that one transaction on one Form 4 was reported late for James P. Hackett.

PROPOSAL 2 – ADVISORY VOTE
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we allow our shareholders the opportunity to vote to approve the compensation of our named executive officers as set forth in this proxy statement. This vote is advisory, which means that it is not binding on our company or our Board of Directors. The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 2.

The compensation of our named executive officers is set forth in the Executive Compensation, Retirement Programs and Other Arrangements section. The Compensation Discussion and Analysis, or CD&A, section describes our executive compensation policies and practices and analyzes the compensation received by our named executive officers in fiscal year 2015. As described in the CD&A, our executive compensation philosophy is to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success. Our Board of Directors believes the compensation programs for our named executive officers effectively meet the primary objectives of attracting and retaining highly qualified executives, motivating our executives to achieve our business objectives, rewarding our executives appropriately for their individual and collective contributions and aligning our executives’ interests with the long-term interests of our shareholders, and our Board believes our programs are reasonable when compared to compensation at similar companies.

At our 2011 annual meeting, a majority of the votes cast by our shareholders were cast in favor of one year as the frequency of a shareholder advisory vote on compensation of our named executive officers. Taking into account the results of such vote, the Board of Directors determined that it is in the best interests of the Company and our shareholders to hold an annual advisory vote to approve named executive officer compensation until the next advisory vote on the frequency of such a vote. Thus, the next advisory vote to approve named executive officer compensation will be held at the 2016 annual meeting.

The vote on this resolution is not intended to address any specific element of executive compensation. Instead, the vote relates to the executive compensation of our named executive officers, as set forth in this proxy statement pursuant to the rules of the SEC. This vote is advisory and not binding on our company or our Board of Directors, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis which follows this report. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and distribution to the Company’s shareholders.

Compensation Committee

R. David Hoover (Chair)
Connie K. Duckworth
David W. Joos
P. Craig Welch, Jr.
Kate Pew Wolters

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our policies and practices relating to executive compensation and presents a review and analysis of the compensation earned in fiscal year 2015 by our CEO, our Chief Financial Officer and our three other most highly paid executive officers. We refer to these five individuals as the “named executive officers.” The amounts of compensation earned by these executives in fiscal year 2015 are detailed in the Summary Compensation Table in Executive Compensation, Retirement Programs and Other Arrangements and the other tables which follow it.

Executive Summary

We have designed the compensation programs for our named executive officers to provide competitive pay opportunities while aligning the incentive compensation realized by our named executive officers with the interests of our shareholders by linking pay with company and stock performance. The primary elements of our executive compensation programs are base salaries, incentive compensation (both cash and equity-based) and retirement programs and benefits.

In fiscal year 2015, we awarded four types of incentive compensation opportunities to our named executive officers:

•	cash awards under our Management Incentive Plan, or MIP, based on our return on invested capital, or ROIC, for fiscal year 2015,

•	performance units which will be earned based on our average ROIC for fiscal years 2015 through 2017,

•	performance units which will be earned based on our total shareholder return, or TSR, relative to a peer group for fiscal years 2015 through 2017 and

•	restricted units which will vest at the end of fiscal year 2017.

The incentive compensation realized by our named executive officers for fiscal year 2015 consisted of:

•	the MIP awards earned based on fiscal year 2015 ROIC performance,

•	performance units granted in fiscal year 2013 and earned based on our relative TSR performance for fiscal years 2013 through 2015 and

•	restricted units granted in fiscal year 2013 which vested at the end of fiscal year 2015.

In fiscal year 2015, we recorded $3.1 billion of revenue and $86.1 million of net income or diluted earnings per share of $0.68.  This represented year-over-year revenue growth of 2.4% and a 2% decrease in net income.  The revenue growth for fiscal year 2015 was negatively impacted by approximately $42 million from an extra week of shipments in the prior year and approximately $28 million of unfavorable currency translation effects and the impact of a small divestiture.  The year-over-year comparison of net income was negatively impacted by restructuring costs and goodwill and intangible asset impairment charges totaling $40.6 million in fiscal year 2015, compared to $19.5 million in fiscal year 2014; these costs and charges are spread equally over future periods ranging from two to five years when calculating ROIC performance under our compensation programs, to the extent approved by the Compensation Committee. As calculated under our MIP, ROIC for fiscal year 2015 was 12.5%, which was above our fiscal year 2015 MIP target of 10%. As a result, the MIP awards for our named executive officers were earned at 125% of target.

Our TSR expressed as a compound annual rate for the three fiscal years ended in 2015 was 27.5%, ranking at the 82nd percentile of the relative TSR peer group. As a result, the performance units granted to our named executive officers in fiscal year 2013 were earned at 200% of target.

Our say-on-pay advisory vote was approved at our 2014 annual shareholders’ meeting, with 98.9% of the votes cast in favor.

Philosophy and Objectives

Our philosophy for the compensation of all of our employees, including the named executive officers, is to value the contribution of our employees and share profits through broad-based incentive arrangements designed to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success.

The primary objectives of the compensation programs for our named executive officers are to:

•	attract and retain highly qualified executives,

•	motivate our executives to achieve our business objectives,

•	reward our executives appropriately for their individual and collective contributions,

•	align our executives’ interests with the long-term interests of our shareholders,

•	ensure that executive compensation opportunities are reasonable when compared to compensation at similar companies and

•	achieve internal pay equity.

Compensation Consultant

The Compensation Committee has engaged Exequity to serve as an independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Committee’s consideration in making decisions on all elements of executive compensation. Exequity also works cooperatively with management on behalf of the Compensation Committee. Exequity does not provide any services to our company other than executive compensation consulting to the Committee.

Annual Review

Our executive compensation programs fall within three general categories: (1) base salaries, (2) incentive compensation and (3) retirement programs and benefits. The Compensation Committee reviews and approves the base salary and incentive compensation awards for each of our executive officers each year, taking into account the recommendations of our CEO (except as to himself), the individual performance of each officer and our compensation philosophy and objectives described above. Following approval by the Compensation Committee, the compensation of our CEO is submitted to our Board of Directors for ratification. The amount of incentive compensation actually earned by each officer depends on the performance of our company as a whole against the targets established for the particular award. None of the named executive officers has an employment agreement with us.

In order to evaluate the reasonableness and competitiveness of our compensation programs and practices, the Compensation Committee directed management to obtain a third party survey to compare our executive compensation to that of a comparison group of companies. The survey presents information regarding base salaries, annual bonus targets, annualized expected values of long-term incentive compensation and target total direct compensation for the comparison group. General industry data is used if sufficient comparator group data is not available. The Compensation Committee does not specifically target each element of compensation of the named executive officers against the comparison group. Instead, the Committee reviews the comparison data to assess whether or not each of these components of compensation and total compensation of the named executive officers is within a competitive range, and in making its assessment, the Committee considers (a) any difference between the role and responsibilities of each officer compared to those of his or her peers in the comparison group, (b) the specific contributions the officer has made to the successful achievement of our company goals, (c) the relative experience level of the officer and his or her tenure with our company and (d) the performance of the Company, including stock price performance.

The comparison group for the survey used by the Compensation Committee in making fiscal year 2015 compensation decisions was comprised of (1) furniture companies and (2) other global durable goods manufacturing companies of comparable size. The comparison group consisted of the following companies:

AMTEK, Inc.	Herman Miller, Inc.	Snap-On Inc.
AO Smith Corp.	HNI Corporation	SPX Corporation
Armstrong World Industries Inc.	Leggett & Platt, Inc.	Timken Co.
Ball Corporation	Lincoln Electrical Holdings Inc.	Toro Company
Donaldson Company, Inc.	Owens Corning	Trinity Industries Inc.
Fortune Brands Home & Security Inc.	Pitney Bowes Inc.	Tupperware Brands Corp.
GATX Corporation	Rockwell Automation, Inc.	USG Corporation

At the time the survey was conducted, the median trailing twelve-month revenue for the comparison group was $3.4 billion and the group's median market cap was $4.3 billion, and the trailing twelve-month revenue for Steelcase was $2.9 billion and our market cap was $2.1 billion.

Our say-on-pay shareholder advisory vote received 98.9% approval at our 2014 annual shareholders meeting. No changes were made in fiscal year 2015 in response to our 2014 say-on-pay shareholder advisory vote.

Base Salary

The base salary of each of our named executive officers is reviewed and approved by the Compensation Committee as part of its overall review of executive compensation, and our Board of Directors ratifies any changes to our CEO’s base salary. As a general rule, base salaries for the named executive officers are set at levels which will allow us to attract and retain highly qualified executives. In addition to the annual reviews, the base salary of a particular executive may be adjusted during the course of a fiscal year in connection with a promotion or other material change in the executive’s role or responsibilities.

In late fiscal year 2014 or during fiscal year 2015, each of the named executive officers, except James P. Keane, received a merit increase to his or her base salary within a historically normal range, and Lizbeth S. O'Shaughnessy received a small additional increase in connection with an expansion of her responsibilities. Effective at the beginning of fiscal year 2015, James P. Keane’s base salary was increased by 32.5%, from $603,750 to $800,000, in connection with his promotion to CEO.

Incentive Compensation

In fiscal year 2015, we awarded four types of incentive compensation opportunities to our named executive officers: (1) cash awards under our MIP, which were earned based on our ROIC results for the fiscal year, (2) restricted units which will vest at the end of three fiscal years, (3) performance units which will be earned based on our relative TSR performance over three fiscal years and (4) performance units which will be earned based on our average ROIC over three fiscal years. The restricted units and performance units will be settled in shares of Class A Common Stock at the end of the applicable vesting or performance period. These four types of awards in combination with other equity-based awards granted in prior fiscal years create overlapping award cycles that are designed to encourage retention, provide a mix of cash and equity-based incentives and balance short-term and long-term performance.

As an illustration, the following chart shows the mix of compensation for fiscal year 2015 for our CEO compared to the average of the four other named executive officers, valuing the MIP awards at the target level of performance and the restricted unit and performance unit awards at the grant date market price per share of shares of Class A Common Stock (valuing the performance units at the target level of performance). The chart also notes the portion of the target total compensation denominated in the form of cash or equity and the portion based on ROIC or TSR performance. The mix of compensation for the CEO was more heavily weighted to performance and equity, particularly performance unit awards, although performance-based equity was also a significant component for the other named executive officers.

100%
80%
60%
40%
20%
0%
Equity
Cash
24.5%
24.5%
16.3%
16.5%
18.2%
TSR
ROIC
ROIC
CEO FY2015 @ Target
Equity
Cash
15.7%
15.7%
15.5%
21.1%
32.0%
TSR
ROIC
ROIC
Average of Other NEOs FY2015 @ Target
Base Salary
Cash MIP Awards
Restricted Units
Performance Units - ROIC
Performance Units - TSR

Short-Term Cash Incentive Awards

Philosophy and Practice

As described above, in fiscal year 2015, each of our named executive officers received a cash award under our MIP which may be earned based on the achievement of certain ROIC results. ROIC equals our net operating profit after tax, or NOPAT, divided by average invested capital. NOPAT is calculated by taking net income and adding back after-tax interest expense, and adjusting for after-tax interest income related to average liquidity (cash, short-term investments and the cash surrender value of company-owned life insurance policies) in excess of $200 million. Average invested capital is calculated by adding average shareholders' equity and average long-term debt, adjusted for average liquidity in excess of $200 million and the impact of recent acquisitions or other adjustments to the extent approved by the Compensation Committee. Restructuring charges, goodwill impairment charges or other charges to the extent approved by the Compensation Committee may be amortized over a period of two to five years in the calculation of NOPAT and average invested capital. No awards can be earned to the extent they would result in our company recording a net loss for the fiscal year unless the Committee determines otherwise.

In addition to the named executive officers, approximately 350 management employees received annual awards under the MIP for fiscal year 2015, and the majority of our other employees also received annual incentive compensation based on our ROIC results for fiscal year 2015.

Fiscal Year 2015 Awards

The ROIC performance required to earn the minimum, target and maximum level of the fiscal year 2015 MIP awards are set forth in the following chart. In setting the ROIC target for fiscal year 2015, the Compensation Committee considered our compensation philosophy and objectives, our estimated cost of capital, our annual financial plan, industry conditions, the overall economic environment and the desire to motivate our employees to achieve our business objectives. Target performance was set at ROIC of 10.0%. Consistent with all employees who receive annual incentive compensation based on ROIC results, the ROIC performance that would have resulted in no awards being earned was set at 0%, and the performance that would have resulted in the maximum awards being earned was set at 20.0%, or two times the target performance level. Interpolation is used in the event that the actual results do not fall directly on one of the performance levels listed below.

Performance Level	ROIC Performance	Amount Earned

Threshold	0.0%	0% of target
Target	10.0%	100% of target
Maximum	20.0%	200% of target

MIP target awards for the named executive officers are reviewed and approved each year by the Compensation Committee and, in the case of our CEO, ratified by the Board. The named executive officers’ target MIP awards for fiscal year 2015 were as follows:

Name	Target Award

James P. Keane	90% of base salary
David C. Sylvester	80% of base salary
Lizbeth S. O'Shaughnessy	60% of base salary
Sara E. Armbruster	60% of base salary
Hamid Khorramian	60% of base salary

In determining the size of target MIP awards to be granted, our CEO presented to the Compensation Committee his recommendations for the size of award for each named executive officer other than himself, taking into consideration the factors described above under the heading “Annual Review” and the officer’s long-term incentive compensation. The Committee reviewed the value of the target awards as a percentage of the officer’s base salary relative to the 25th percentile, median and 75th percentile levels of annual incentive compensation shown in the market comparison study and relative to each officer.

Awards Earned and Link to Company Performance

Our actual ROIC performance for fiscal year 2015 was 12.5%, resulting in the MIP awards being earned at 125% of target. The following chart depicts the performance scale for these awards and our actual fiscal year 2015 ROIC performance and MIP payout level.

Long-Term Equity Incentive Awards

Philosophy and Practice

Each of our named executive officers typically receives long-term equity incentive awards under our Incentive Compensation Plan each year, in accordance with our compensation philosophies of linking pay to performance, encouraging retention and aligning the interests of our executives with those of our shareholders. All awards are approved by the Compensation Committee, and in the case of our CEO, ratified by our Board of Directors, typically at a regularly scheduled meeting at the beginning of each fiscal year, but awards also may be approved at a special meeting. We do not have any program or practice to time the grant of equity-based awards relative to the release of any material non-public information.

In addition to granting annual equity incentive awards, from time to time at the request of our CEO, the Compensation Committee considers granting special awards to named executive officers in connection with promotions or other changes in responsibilities or in recognition of particular contributions to our company’s performance.

Fiscal Year 2015 Awards

In fiscal year 2015, each of the named executive officers was granted two performance unit awards and a restricted unit award. The performance units will be earned over three fiscal years, and the restricted units will vest at the end of three fiscal years. All three awards will be settled in shares of our Class A Common Stock at the end of the applicable vesting or performance period. Dividend equivalents on the performance units will be based on dividends declared and paid on our Class A Common Stock during the performance period and paid only on the number of shares actually earned at the end of the performance period. Dividend equivalents on the restricted units will be based on dividends declared and paid on our Class A Common Stock during the vesting period and paid during the vesting period.

The first set of performance unit awards will be earned based upon our TSR performance relative to the companies in the S&P MidCap 400 Index over fiscal years 2015 through 2017. The levels of relative TSR performance that will result in an award of the threshold, target or maximum number of shares under these performance units are as shown in the following table, with interpolation used in the event that the actual results do not fall directly on one of the percentile ranks. If relative TSR performance falls below the threshold, no shares would be earned.

Performance Level	Relative TSR Performance	Number of Shares Earned

Threshold	30th percentile	50% of target
Target	50th percentile	100% of target
Maximum	80th percentile	200% of target

The Compensation Committee selected TSR as the performance measure for the first set of performance unit awards to align the compensation of the executive officers with the interests of our shareholders. It chose the companies in the S&P MidCap 400 Index for the measurement of relative TSR because the Committee desired a large enough group to mitigate the impact of any one-time events that may be experienced by a company within the group, and the group includes companies with reasonably similar market capitalization to our company. In developing the performance scale for the TSR performance units, the Compensation Committee utilized the same scale that was used in fiscal year 2014, which was reviewed based on survey data and market prevalence of TSR scales used by other companies. The TSR performance units will be settled in shares of our Class A Common Stock to further align the compensation of the named executive officers with the interests of our shareholders.

The second set of performance unit awards will be earned based upon our average ROIC over fiscal years 2015 through 2017. Target performance was set at average ROIC of 11.0%. The levels of average ROIC performance that will result in an award of the threshold, target or maximum number of shares under these performance units are as shown in the following table, with interpolation used in the event that the actual results do not fall directly on one of the performance levels.

Performance Level	Three-Year Average ROIC Performance	Number of Shares Earned

Threshold	6.0%	0% of target
Target	11.0%	100% of target
Maximum	16.0%	200% of target

The Compensation Committee selected three-year average ROIC as the performance measure for the second set of performance unit awards in order to provide an element of incentive compensation based on a long-term company performance metric focused on profitability and the efficient use of capital. In setting the target and performance scale for the ROIC performance units, the Compensation Committee considered our compensation philosophy and objectives, our estimated cost of capital, our three-year financial plan (including optimistic and pessimistic scenarios), industry conditions, the overall economic environment, the cyclical nature of our industry and the desire to motivate our executive officers to achieve our business objectives. The ROIC performance units will be settled in shares of our Class A Common Stock to further align the compensation of the named executive officers with the interests of our shareholders.

The restricted units were awarded in conjunction with the two performance unit awards to encourage retention while aligning the compensation of the named executive officers with the interests of our shareholders.

In determining the number of performance units and restricted units to be granted, our CEO presented to the Compensation Committee his recommendations for the awards for each named executive officer other than himself, taking into account the factors described above under the heading “Annual Review.” The Committee reviewed the estimated value of the recommended total target level of performance units and the restricted units (using a recent average closing price for shares of our Class A Common Stock) as a percentage of the officer’s base salary relative to the median level of long-term incentive compensation shown in the market comparison study and the estimated expense of the awards. For each of the named executive officers other than the CEO, the equity awards were allocated as follows: 67% in performance units (one half in TSR-based performance units and the other half in ROIC-based performance units) and 33% in restricted units. The awards granted to the CEO were allocated 75% in performance units (one half in TSR-based performance units and the other half in ROIC-based performance units) and 25% in restricted units, to provide greater emphasis on alignment with the long-term interests of our shareholders and to link pay to TSR and company performance. Over the last several years, it has been the Compensation Committee's practice to provide the CEO with long-term incentive equity awards that are more heavily weighted on performance conditions than those granted to the other named executive officers.

Awards Earned in Fiscal Year 2015 and Link to Company Performance

The performance period for the performance units granted to the named executive officers in fiscal year 2013 ran from the beginning of fiscal year 2013 through the end of fiscal year 2015, and the awards were earned based on our TSR performance relative to the companies in the industrial subset of the S&P MidCap 400 Index.

Our actual TSR performance for fiscal years 2013 through 2015 resulted in shares being earned at 200% of target. The following chart depicts the performance scale for these awards and our actual fiscal year 2013 to 2015 relative TSR performance and performance unit payout level.

200%
150%
100%
50%
0%
200%
Performance Unit Payout
Target
Actual
82nd
0
30th
50th
80th
100th
FY13-FY15 Relative TSR Percentile

Retirement Plans and Benefits

Each of the named executive officers is eligible to participate in the following retirement benefit plans:

•	Retirement Plan,

•	Restoration Retirement Plan,

•	Executive Supplemental Retirement Plan and

•	Deferred Compensation Plan.

Our Retirement Plan is a tax-qualified defined contribution plan, open to all U.S.-based employees of Steelcase Inc. and certain of its subsidiaries and affiliates. Participants may elect to contribute a portion of their earnings to the 401(k) component of the Retirement Plan each year, and we made a non-discretionary contribution of 4% of each participant’s eligible pay for fiscal year 2015. In addition, we matched 50% of the first 6% of eligible pay each participant contributed to the Retirement Plan during the fiscal year.

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2015, we made an annual contribution to participants’ bookkeeping accounts under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan up to a combined maximum of two times the limit under Section 401(a)(17).

The Executive Supplemental Retirement Plan, which was originally adopted in 1981, was intended to assist us with attracting and retaining highly qualified executives and to enable them to devote their full-time best efforts to our company. This plan has been closed to new participants as discussed under "Fiscal Year 2016 Changes." We do not have a policy or practice of granting our executive officers extra years of service credit under this or any other plan.

Our Deferred Compensation Plan is a non-qualified defined contribution plan which is unfunded. In fiscal year 2015, participants could elect to defer up to 25% of their base salary and/or up to 50% of their short-term award under the MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan.

Each of these plans, other than our Retirement Plan, is discussed in Executive Compensation, Retirement Programs and Other Arrangements under the headings “Pension Benefits” and “Deferred Compensation.”

In addition to these retirement and deferred compensation plans, upon a qualifying retirement (generally when the age at retirement and number of years of continuous service with our company equals 80 or more), each of the named executive officers hired before July 22, 2002 is eligible to receive retiree healthcare benefits, including medical, dental and vision insurance programs, in the same manner as all other U.S. employees of Steelcase Inc. who are qualified retirees.   We currently allow eligible U.S. retirees to continue to receive healthcare benefits for life, but we reserve the right to change or eliminate this benefit at any time.  Retirees under age 65 are required to pay a portion of the cost of the medical coverage based on the participant's retirement date, age and years of service.  All retirees pay the full cost of dental and vision.  Retirees age 65 or older and eligible for Medicare receive a fixed amount that can be used for reimbursement of any healthcare premiums and other eligible out-of-pocket expenses.

Severance and Change in Control Benefits

During fiscal year 2015, each of the named executive officers participated in our Executive Severance Plan, which provides for certain benefits in the event of certain terminations of employment with our company. This plan is intended to provide clarity to shareholders and executive management in the event of a severance and/or change in control, align the interests of executive management with the long-term interests of our shareholders, reinforce behavior that promotes maximum value in the event of any merger or acquisition activity and attract and retain executive management by maintaining competitive compensation programs. The value of the potential benefits under the Executive Severance Plan for each of the named executive officers as of the end of fiscal year 2015 is detailed in Executive Compensation, Retirement Programs and Other Arrangements under the heading “Termination or Change in Control Payments.”

Other Programs and Practices

Perquisites and Other Benefits

Our company provides very limited perquisites or other personal benefits to our named executive officers. The only perquisites received in fiscal year 2015 by the named executive officers were (1) an optional annual physical examination, (2) in the case of James P. Keane only, home security costs and incidental personal use of our corporate aircraft, and (3) in the case of Sara E. Armbruster only, certain benefits related to her temporary relocation assignment, as further described in the following paragraph. The aggregate incremental cost to our company of the perquisites or other personal benefits received by the named executive officers, other than Sara E. Armbruster, in fiscal year 2015 was less than $10,000 per officer.

In fiscal year 2013, Sara E. Armbruster temporarily relocated for a job assignment, and we entered into an agreement with Ms. Armbruster detailing the benefits she would receive in connection with the assignment, which was completed in fiscal year 2014. Certain of those benefits, including tax return preparation, tax equalization and related gross-up payments were paid in fiscal year 2015.

The named executive officers also may elect to participate in other benefit programs on the same terms as other U.S. employees of our company. These programs include medical, dental, vision, life and disability insurance, charitable gift matching and discounts on company products.

Stock Ownership Guidelines

The Compensation Committee established stock ownership guidelines to encourage stock ownership among our executives to further the objective of aligning our executives’ interests with those of our shareholders. Under these guidelines, our CEO is expected to own shares of our common stock having a current market value of not less than five times his base salary, and the other named executive officers are expected to own shares having a current market value of not less than two or three times their respective base salaries, depending on their position. The amount of holdings required by the guidelines was developed based on market comparisons and the premise that an executive should be able to satisfy the guidelines by retaining shares awarded to the executive as compensation and without purchasing additional shares, assuming the applicable performance criteria for the share awards are satisfied. New executive officers are given a period of five fiscal years from their first annual award to meet the guidelines in order to allow them an appropriate period of time to build their holdings through annual equity awards.

In addition to shares owned by our executives, holdings which count toward satisfaction of stock ownership guidelines include restricted units and performance units at target award levels during the performance period held by the executives. The Compensation Committee reviews compliance with the stock ownership guidelines annually. All of the named executive officers are in compliance with their stock ownership guidelines.

Speculative Transactions and Stock Pledging

We prohibit our directors and executive officers from engaging in speculative transactions involving our stock, including excessive trading, short sales or buying or selling puts or calls. In addition, our executive officers are prohibited from purchasing Company securities on margin, borrowing against Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Directors are also prohibited from engaging in such transactions unless (1) the applicable lender has agreed in writing that the securities will not be sold during any trading blackout period applicable to the director and (2) the specific transaction has been approved by the Nominating and Corporate Governance Committee or the Chair of that committee. Any pledge arrangements by directors which were in place prior to the adoption of this prohibition in fiscal year 2013 may be continued in accordance with their terms; however, any renewals, extensions or modifications thereof will be subject to the requirements set forth in our Corporate Governance Principles.

Non-Compete and Other Forfeiture Provisions

One of the basic principles of the various compensation plans and programs which provide benefits to our named executive officers during or after their employment with us is that certain compensation or benefits will be forfeited or returned if the participant competes with us during a specified period after they leave our employment.

In addition, our Executive Severance Plan provides that in the event our financial results are materially restated, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to receive any future benefits and/or repay any prior benefits received under the plan. In the event of a material restatement due to fraud, if the Committee determines that a participant was responsible for or participated in the fraud, that participant will be required to forfeit any future benefits and repay any prior benefits paid in excess of the amounts that would have been paid based on our restated financial results. These are called “clawback” provisions, and the MIP and the Incentive Compensation Plan have similar clawback provisions which apply only to those participants who also participate in the Executive Severance Plan.

Tax Considerations

In making decisions regarding executive compensation, the Compensation Committee considers the tax deductibility of the amounts payable. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million unless certain conditions are satisfied. The Committee’s goal is to structure the compensation paid to these individuals to maximize deductibility for federal income tax purposes; however, when deemed necessary, the Committee may authorize compensation that may not be deductible under Section 162(m) to promote incentive and retention goals.

Fiscal Year 2016 Changes

During fiscal year 2015, the Compensation Committee completed an assessment of our executive retirement offerings including our Executive Supplemental Retirement Plan, Restoration Retirement Plan and Deferred Compensation Plan. After reviewing current market trends, and in light of our philosophy of delivering retirement benefits predominantly through a defined contribution design, the Compensation Committee decided to transition away from the defined benefit approach utilized in our Executive Supplemental Retirement Plan and move to a defined contribution restoration approach delivered through an expansion of our Restoration Retirement Plan.

Beginning in fiscal year 2016, we expect to make retirement plan contributions for our U.S.-based executive officers at the same rate as the retirement plan contributions for all other U.S.-based employees of Steelcase Inc. However, to the extent a participating executive officer’s pay exceeds the applicable limits under the Internal Revenue Code and company contributions are thereby limited in our Retirement Plan, we expect to make a restoration contribution to our Restoration Retirement Plan at the same contribution rate as our Retirement Plan. In addition, we increased the limits on deferrals under our Deferred Compensation Plan: beginning in fiscal year 2016, U.S.-based executive officers may elect to defer up to a maximum of 50% of their base salary and/or a maximum of 75% of their MIP award under this plan.

For current participants in our Executive Supplemental Retirement Plan, the plan will be phased out over time as follows:

•	The plan was closed to new participants effective with the beginning of fiscal year 2016.

•	The initial five-year benefit has been frozen based on the participant’s three-year final average salary through calendar year 2015 or through the participant’s final vesting year, if later.

•
We made one-time transition credits to the accounts of certain participants in our Restoration Retirement Plan which are intended to compensate for benefits lost by those participants in the phasing-out of our Executive Supplemental Retirement Plan. Lizbeth S. O'Shaughnessy received a one-time credit in the amount of $20,287.

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND OTHER ARRANGEMENTS

This section and the tables in this section should be read in conjunction with the more detailed description of our executive compensation plans and arrangements included in the Compensation Discussion and Analysis.

Summary Compensation Table

The following table shows compensation information for the fiscal years indicated for (1) James P. Keane, our CEO, (2) David C. Sylvester, our Chief Financial Officer, and (3) our three other most highly paid executive officers as of the end of fiscal year 2015. In this proxy statement, we refer to these five executive officers collectively as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

James P. Keane	2015	$800,000	$3,268,038	$900,000	$369,237	$28,748	$5,366,023
President and Chief Executive Officer	2014	$609,832	$3,346,656	$651,408	$94,016	$39,943	$4,741,855
	2013	$548,625	$2,082,280	$484,196	$279,551	$25,074	$3,419,726

David C. Sylvester	2015	$500,000	$1,169,806	$500,000	$203,545	$28,748	$2,402,099
Senior Vice President, Chief Financial Officer	2014	$479,134	$891,034	$454,711	$52,675	$28,198	$1,905,752
	2013	$430,927	$1,018,666	$365,330	$236,425	$25,074	$2,076,422

Lizbeth S. O'Shaughnessy	2015	$414,510	$654,695	$310,752	$211,923	$28,748	$1,620,628
Senior Vice President, Chief Administrative Officer, General Counsel & Secretary

Sara E. Armbruster	2015	$410,000	$533,940	$307,500	$180,903	$140,407	$1,572,750
Vice President, Strategy, Research and New Business Innovation	2014	$401,301	$630,577	$285,679	$12,873	$71,019	$1,401,449
	2013	$357,648	$536,140	$227,297	$967,747	$172,460	$2,261,292

Hamid Khorramian	2015	$409,923	$518,846	$312,760	$207,431	$28,748	$1,477,708
Senior Vice President, Global Operations

(1)	Fiscal year 2014 included 53 weeks and fiscal years 2015 and 2013 included 52 weeks.

(2)
The amounts shown in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for performance units and restricted units granted during the applicable fiscal year.

•
The grant date fair value of the performance units to be earned based on three-year relative TSR performance was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.

•
The grant date fair value of the performance units to be earned based on three-year average ROIC performance was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the target number of shares that may be earned. Assuming that the highest level of performance conditions will be achieved, the value of these performance units, using the grant date market price per share of our Class A Common Stock, would be as follows: James P. Keane, $2,140,725; David C. Sylvester, $690,395; Lizbeth S. O'Shaughnessy, $386,382; Sara E. Armbruster, $315,115; and Hamid Khorramian, $306,207.

•
The grant date fair value of the restricted units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.

The assumptions made in the valuation of such awards are disclosed in Note 16 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2015 filed with the SEC on April 16, 2015.

(3)	The amounts shown in this column represent the sum of:

(a)	short-term MIP awards earned in the applicable fiscal year and

(b)	for Hamid Khorramian only, earnings for the applicable fiscal year on long-term MIP awards earned in prior fiscal years.
The short-term MIP awards were paid in cash shortly after the end of the applicable fiscal year.
Prior to fiscal year 2014, Hamid Khorramian received annual long-term MIP awards, and the earned cash portion of those awards was payable in three equal annual installments after the end of the three following fiscal years. We maintained the unpaid amounts in unfunded accounts which were credited with an annual rate of return.

(4)
The amounts shown in this column represent the net change in actuarial present value of the applicable officer’s accumulated benefit under our Executive Supplemental Retirement Plan. These changes are primarily driven by changes in the terms of the plan, compensation and the discount rate and attributable to the following: (a) in fiscal year 2015, a decrease in the discount rate from 3.6% to 3.2% and changes to the terms of the plan, (b) in fiscal year 2014, an increase in the discount rate from 3.1% to 3.6%, and (c) in fiscal year 2013, a decrease in the discount rate from 3.9% to 3.1%. For Sara E. Armbruster, the change in fiscal year 2013 reflects the fact that she became a participant in the plan during fiscal year 2013. Earnings under our Deferred Compensation Plan are not included because they are not earned at a preferential rate.

(5)	The amounts shown in this column for fiscal year 2015 include the following:

Name	Company Contributions under Retirement or Pension Plans	Life Insurance Premiums	Tax Payments	Total All Other Compensation

James P. Keane	$28,600	$148	$—	$28,748
David C. Sylvester	$28,600	$148	$—	$28,748
Lizbeth S. O'Shaughnessy	$28,600	$148	$—	$28,748
Sara E. Armbruster	$28,600	$148	$111,659	$140,407
Hamid Khorramian	$28,600	$148	$—	$28,748

For Sara E. Armbruster, the amount shown in the "Tax Payments" column represents tax equalization and related tax gross-up payments relating to a temporary work assignment during fiscal year 2014.

Incentive Compensation Awards

The following table shows the awards granted to the named executive officers during fiscal year 2015 under our incentive compensation plans.

Fiscal Year 2015 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum

James P. Keane	4/17/2014 (1)	$—	$720,000	$1,440,000
	4/17/2014 (2)				31,875	63,750	127,500		$1,484,100
	4/17/2014 (3)				—	63,750	127,500		$1,070,363
	4/17/2014 (4)							42,500	$713,575

David C. Sylvester	4/15/2014 (1)	$—	$400,000	$800,000
	4/15/2014 (2)				10,385	20,770	41,540		$484,564
	4/15/2014 (3)				—	20,770	41,540		$345,197
	4/15/2014 (4)							20,460	$340,045

Lizbeth S. O'Shaughnessy	4/15/2014 (1)	$—	$248,602	$497,203
	4/15/2014 (2)				5,812	11,624	23,248		$271,188
	4/15/2014 (3)				—	11,624	23,248		$193,191
	4/15/2014 (4)							11,451	$190,316

Sara E. Armbruster	4/15/2014 (1)	$—	$246,000	$492,000
	4/15/2014 (2)				4,740	9,480	18,960		$221,168
	4/15/2014 (3)				—	9,480	18,960		$157,558
	4/15/2014 (4)							9,339	$155,214

Hamid Khorramian	4/15/2014 (1)	$—	$245,914	$491,829
	4/15/2014 (2)				4,606	9,212	18,424		$214,916
	4/15/2014 (3)				—	9,212	18,424		$153,103
	4/15/2014 (4)							9,075	$150,827

(1)
These lines show the potential payout opportunity for short-term MIP awards for fiscal year 2015. Following the end of fiscal year 2015, actual performance resulted in these awards being earned at 125% of target and paid in cash. The actual amounts earned were: James P. Keane, $900,000; David C. Sylvester, $500,000; Lizbeth S. O'Shaughnessy, $310,752; Sara E. Armbruster, $307,500; and Hamid Khorramian, $307,393.

(2)
These lines show performance unit awards made under our Incentive Compensation Plan which are to be earned based on three-year relative TSR performance. The grant date fair value was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.

(3)
These lines show performance unit awards made under our Incentive Compensation Plan which are to be earned based on three-year average ROIC performance. The grant date fair value was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the target number of shares that may be earned.

(4)
These lines show restricted unit awards, made under our Incentive Compensation Plan. The grant date fair value was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.

MIP awards

The short-term MIP awards granted for fiscal year 2015 were based on ROIC achievement compared to a target of 10%. In March 2015, the Compensation Committee certified the performance results, and the awards were earned at 125% of target.

Performance unit awards

In fiscal year 2015, each of the named executive officers was granted two performance unit awards as described below.

The first set of performance unit awards granted in fiscal year 2015 can be earned based on the achievement of certain TSR levels for fiscal years 2015 through 2017 relative to the companies within the S&P MidCap 400 Index. TSR includes the change in trading price and dividends paid during the performance period, and the trading price change is calculated using a 90-day average immediately prior to the beginning and end of the performance period. The levels of relative TSR performance that would result in the award of the threshold, target or maximum number of shares are as shown in the following table, with interpolation used in the event that the actual percentile does not fall directly on a percentile listed in the table. If relative TSR performance falls below the threshold, no shares would be earned.

Performance Measure	Threshold	Target	Maximum

Relative TSR	30th percentile	50th percentile	80th percentile

The second set of performance unit awards granted in fiscal year 2015 can be earned based on the achievement of our average ROIC over fiscal years 2015 through 2017. ROIC equals our net operating profit after tax divided by average invested capital. The levels of average ROIC performance that would result in the award of threshold, target or maximum number of shares are as shown in the following table, with interpolation used in the event that the actual result does not fall directly on a percentage listed in the table. If average ROIC performance falls below the threshold, no shares would be earned.

Performance Measure	Threshold	Target	Maximum

Three-Year Average ROIC	6.0%	11.0%	16.0%

At the end of fiscal year 2017, the number of performance units, if any, earned under each set of performance units will be settled in shares of our Class A Common Stock. Dividend equivalents will be paid on the number of shares actually earned at the end of the performance period.

Restricted unit awards

Each of the named executive officers received a restricted unit award in fiscal year 2015 which will vest in full and be settled in shares of our Class A Common Stock at the end of fiscal year 2017. Dividend equivalents will be paid on the restricted units during the vesting period.

Outstanding Equity Awards

The following table shows the equity awards granted to the named executive officers under our Incentive Compensation Plan which remained outstanding at the end of fiscal year 2015, consisting of unvested restricted units and unearned performance units. The market values shown in the table are based on the closing price of our Class A Common Stock at the end of fiscal year 2015 of $18.72 per share.

Fiscal Year 2015 Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

James P. Keane:
Restricted units	26,400 (1)	$494,208
Restricted units	42,500 (2)	$795,600
Restricted units	100,000 (3)	$1,872,000
Restricted units	100,000 (4)	$1,872,000
Performance units			53,600 (5)	$1,003,392
Performance units			53,600 (6)	$1,003,392
Performance units			127,500 (7)	$2,386,800
Performance units			127,500 (8)	$2,386,800

David C. Sylvester:
Restricted units	21,450 (1)	$401,544
Restricted units	20,460 (2)	$383,011
Performance units			43,550 (5)	$815,256
Performance units			43,550 (6)	$815,256
Performance units			41,540 (7)	$777,629
Performance units			41,540 (8)	$777,629

Lizbeth S. O'Shaughnessy:
Restricted units	11,880 (1)	$222,394
Restricted units	11,451 (2)	$214,363
Performance units			24,120 (5)	$451,526
Performance units			24,120 (6)	$451,526
Performance units			23,248 (7)	$435,203
Performance units			23,248 (8)	$435,203

Sara E. Armbruster:
Restricted units	15,180 (1)	$284,170
Restricted units	9,339 (2)	$174,826
Performance units			30,820 (5)	$576,950
Performance units			30,820 (6)	$576,950
Performance units			18,960 (7)	$354,931
Performance units			18,960 (8)	$354,931

Hamid Khorramian:
Restricted units	9,570 (1)	$179,150
Restricted units	9,075 (2)	$169,884
Performance units			19,430 (5)	$363,730
Performance units			19,430 (6)	$363,730
Performance units			18,424 (7)	$344,897
Performance units			18,424 (8)	$344,897

(1)	These restricted units will vest at the end of fiscal year 2016.

(2)	These restricted units will vest at the end of fiscal year 2017.

(3)	These restricted units will vest on October 29, 2015.

(4)	These restricted units will vest in equal portions on October 9, 2015 and October 9, 2016.

(5)
These performance units can be earned based on our relative TSR performance over fiscal years 2014 through 2016 and, if earned, will vest in full at the end of fiscal year 2016. Because the performance as of the end of fiscal year 2015 was above the target performance goal for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations. The maximum number of shares will only be earned if our TSR performance equals or exceeds the 80th percentile of the peer group.

(6)
These performance units can be earned based on our three-year average ROIC performance over fiscal years 2014 through 2016 and, if earned, will vest in full at the end of fiscal year 2016. Because the performance as of the end of fiscal year 2015 was above target performance goals for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations. The maximum number of shares will only be earned if our three-year average ROIC performance over the performance period equals or exceeds 16%.

(7)
These performance units can be earned based on our relative TSR performance over fiscal years 2015 through 2017 and, if earned, will vest in full at the end of fiscal year 2017. Because the performance as of the end of fiscal year 2015 was above the target performance goal for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations. The maximum number of shares will only be earned if our TSR performance equals or exceeds the 80th percentile of the peer group.

(8)
These performance units can be earned based on our three-year average ROIC performance over fiscal years 2015 through 2017 and, if earned, will vest in full at the end of fiscal year 2017. Because the performance as of the end of fiscal year 2015 was above target performance goals for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations. The maximum number of shares will only be earned if our three-year average ROIC performance over the performance period equals or exceeds 16%.

Stock Award Vesting

The following table shows the stock awards (consisting of restricted units and performance units) previously granted to the named executive officers which vested during fiscal year 2015. The named executive officers did not exercise any stock options during fiscal year 2015.

Fiscal Year 2015 Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)

James P. Keane	217,000	$4,105,500
David C. Sylvester	158,650	$3,178,700
Lizbeth S. O'Shaughnessy	83,500	$1,673,000
Sara E. Armbruster	83,500	$1,673,000
Hamid Khorramian	35,500	$701,770

(1)
The amounts shown in this column are calculated by multiplying (a) the closing market price of our Class A Common Stock on the date of vesting by (b) the number of shares vested. These values do not reflect any deduction for shares forfeited to cover applicable tax withholding.

Pension Benefits

The following table shows information regarding each plan that provides for payments or other benefits to the named executive officers at, following or in connection with retirement.

Fiscal Year 2015 Pension Benefits

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)

James P. Keane	Executive Supplemental Retirement Plan	13	$2,368,025
David C. Sylvester	Executive Supplemental Retirement Plan	7	$1,816,649
Lizbeth S. O'Shaughnessy	Executive Supplemental Retirement Plan	4	$1,681,403
Sara E. Armbruster	Executive Supplemental Retirement Plan	2	$1,161,523
Hamid Khorramian	Executive Supplemental Retirement Plan	9	$1,863,059

(1)
The numbers shown in this column represent the number of full years the executive officer has participated in the plan as of the end of fiscal year 2015. Eligibility and benefits under this plan are based on age and years of service with our company, as well as a vesting schedule, as described in the narrative following this table.

(2)
The amounts shown in this column represent the actuarial present value of the executive officer’s accumulated benefits under the plan as of the end of fiscal year 2015. These amounts were calculated using the same assumptions used for financial reporting purposes under generally accepted accounting principles, which assumptions include that retirement will occur at normal retirement age or, if earlier, the time when retirement benefits under the plan may be received without a reduction in benefits.

Executive Supplemental Retirement Plan

Our Executive Supplemental Retirement Plan, or SERP, is an unfunded plan that provides certain defined benefits to participants who are approved by the Compensation Committee. Participants do not make contributions to the SERP, which pays the following benefits following a qualifying retirement, death or total disability:

•
five annual payments equal to the sum of (1) 70% of the participant’s average base salary for the three consecutive calendar years through calendar year 2015 or through the participant's final vesting year, if later, plus (2) $50,000, followed by

•	ten annual payments of $50,000.

A participant is eligible for normal retirement under the SERP at age 65. A participant is eligible for early retirement under the SERP when the participant’s age plus years of service with our company equals or exceeds 80. Hamid Khorramian is the only named executive officer who meets the requirements for normal or early retirement.

Participants are fully vested in the SERP after seven years of participation in the plan, with partial vesting beginning at 20% after three years of participation and increasing 20% per year thereafter. For example, after five years of participation in the SERP, a participant is 60% vested and would receive payments equal to 60% of the amounts described above if he or she died, became totally disabled or qualified for retirement and retired at that point.

Deferred Compensation

The following table shows information for fiscal year 2015 regarding each plan under which compensation may be deferred on a basis that is not tax-qualified.

Fiscal Year 2015 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE (4)

James P. Keane	$—	$10,400	$17,908	$—	$297,301
David C. Sylvester	$—	$10,400	$8,703	$—	$112,329
Lizbeth S. O'Shaughnessy	$—	$10,400	$5,341	$—	$82,319
Sara E. Armbruster	$12,300	$10,400	$13,519	$—	$174,112
Hamid Khorramian	$174,378	$10,400	$72,976	$—	$1,235,924

(1)
The amounts shown in this column are the amounts deferred by the officers under our Deferred Compensation Plan. Of the total amounts shown, $12,300 for Sara E. Armbruster and $102,481 for Hamid Khorramian are reported as compensation in fiscal year 2015 in the Summary Compensation Table.

(2)
The amounts shown in this column are the amounts we contributed to the officers’ accounts under our Restoration Retirement Plan for fiscal year 2015. All of such amounts are reported as compensation for the officers in fiscal year 2015 in the All Other Compensation column of the Summary Compensation Table.

(3)
The amounts shown in this column are the earnings in the officers’ accounts under both our Deferred Compensation Plan and our Restoration Retirement Plan. These amounts are not reported in the Summary Compensation Table because the earnings are not preferential.

(4)
The amounts shown in this column are the combined balance of the applicable executive officer’s accounts under our Deferred Compensation Plan and our Restoration Retirement Plan. Of the amounts contributed to these plans, $133,489 for James P. Keane, $54,190 for David C. Sylvester, and $44,725 for Sara E. Armbruster were reported as compensation in Summary Compensation Tables in our proxy statements for previous fiscal years.

Deferred Compensation Plan

Under our Deferred Compensation Plan, participants may elect to defer up to 50% of their base salary and/or up to 75% of their short-term award under our MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan. Funds deferred under the Deferred Compensation Plan are deemed invested in one or more investment funds selected by the participant and are payable to the participant after termination of employment in either a lump sum or installments, at the election of the participant.

Restoration Retirement Plan

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2015, we made an annual contribution to participants bookkeeping accounts under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan up to a combined maximum of two times the limit under Section 401(a)(17).

The vesting period for our contributions to the Restoration Retirement Plan is two years. Participants select from several investment fund options for their accounts under the plan, and the rate of return is based on those selections. Following termination of employment, a participant’s account balance in the Restoration Retirement Plan, to the extent vested, is paid out to the participant either in a lump sum or installments, at the election of the participant.

Termination or Change in Control Payments

The following table shows the estimated payments that would have been made to the named executive officers if a termination of employment and/or change in control had happened on February 27, 2015, the last day of our fiscal year 2015.

The various circumstances under which payments would have been made are categorized as follows:

•
Retirement – meaning the officer voluntarily terminated his or her employment and was eligible for retirement or early retirement benefits under the applicable plan, which generally occurs when the officer’s age plus continuous years of service equals or exceeds 80. Hamid Khorramian was the only named executive officer who was eligible to receive certain retirement or early retirement benefits as of February 27, 2015, so we do not present any information about payments that would be made upon retirement to any of the other named executive officers.

•	Death or disability – meaning the officer died or the officer’s employment terminated due to a “disability,” as defined in the applicable plans.

•	Termination without cause – meaning we terminated the officer’s employment without “cause,” as defined in the applicable plans.

•	Change in control – meaning a “change in control” of our company, as defined in the applicable plans, had taken place, regardless of whether or not the officer’s employment terminated.

•
Termination after change in control – meaning the officer’s employment terminated within two years after a change in control either (a) by us or our successor without cause or (b) by the officer for “good reason,” as defined in the applicable plans. The amounts reflected in the following table for a termination after change in control would be reduced by those amounts which had been paid to the officer upon the change in control which preceded his or her termination.

Potential Payments upon Termination or Change in Control

Name and Triggering Event	Severance Payment (1)	MIP Balance (2)	Stock Awards (3)	SERP (4)	Other Benefits (5)	Total

James P. Keane
Death or disability	$—	$—	$6,541,908	$2,685,994	$—	$9,227,902
Termination without cause	$3,040,000	$—	$5,033,808	$—	$46,943	$8,120,751
Change in control	$—	$—	$6,498,330	$—	$—	$6,498,330
Termination after change in control	$4,560,000	$—	$6,498,330	$2,674,803	$46,943	$13,780,076

David C. Sylvester:
Death or disability	$—	$—	$1,613,969	$2,126,520	$—	$3,740,489
Termination without cause	$900,000	$—	$784,555	$—	$46,943	$1,731,498
Change in control	$—	$—	$1,587,250	$—	$—	$1,587,250
Termination after change in control	$1,800,000	$—	$1,587,250	$1,982,537	$46,943	$5,416,730

Lizbeth S. O'Shaughnessy
Death or disability	$—	$—	$897,667	$739,215	$—	$1,636,882
Termination without cause	$672,000	$—	$436,756	$—	$29,029	$1,137,785
Change in control	$—	$—	$882,835	$—	$—	$882,835
Termination after change in control	$1,344,000	$—	$882,835	$1,826,863	$29,029	$4,082,727

Sara E. Armbruster
Death or disability	$—	$—	$979,375	$—	$—	$979,375
Termination without cause	$656,000	$—	$458,996	$—	$46,770	$1,161,766
Change in control	$—	$—	$961,927	$—	$—	$961,927
Termination after change in control	$1,312,000	$—	$961,927	$1,306,072	$46,770	$3,626,769

Hamid Khorramian
Retirement	$—	$101,937	$1,328,758	$1,863,059	$—	$3,293,754
Death or disability	$—	$101,937	$718,379	$1,863,059	$—	$2,683,375
Termination without cause	$659,200	$101,937	$1,328,758	$1,863,059	$38,960	$3,991,914
Change in control	$—	$101,937	$706,474	$—	$—	$808,411
Termination after change in control	$1,318,400	$101,937	$706,474	$1,863,059	$38,960	$4,028,830

(1)	Severance Payment: The amounts shown in this column reflect the severance payments that would be made pursuant to our Executive Severance Plan:
•For our CEO:

◦	in the event of a termination without cause, two times the sum of (a) his base salary on the date of termination plus (b) his target short-term award under our MIP for the year; and

◦	in the event of a termination after change in control, three times the sum of (a) and (b).
•For each of the other named executive officers:

◦	in the event of a termination without cause, one times the sum of (a) his or her base salary on the date of termination plus (b) his or her target short-term award under our MIP for the year; and

◦	in the event of a termination after change in control, two times the sum of (a) and (b).

(2)
MIP Balance: The amounts shown in this column for Hamid Khorramian is the balance of his account under the MIP which would be paid pursuant to the Executive Severance Plan or the MIP. The balance represents long-term MIP awards earned in prior fiscal years which remain unpaid after the crediting of interest and payment of amounts vested for fiscal year 2015. In the event of death, disability or retirement, the balance would be paid at the time long-term MIP payments are made under the plan for each plan year until the account is exhausted.

(3)
Stock Awards: The amounts shown in this column are the value of the officers’ unvested restricted units and unearned performance units that would vest under certain circumstances pursuant to the Incentive Compensation Plan.

In the case of retirement, an officer’s unvested restricted units and unearned performance units continue to vest and be earned in accordance with their terms following retirement. For Hamid Khorramian, the amount shown in the “Retirement” row represents the number of restricted units he held as of February 27, 2015, multiplied by the market price of our Class A Common Stock on that date, and the value reflected for his performance units is based on the level of performance through February 27, 2015 against performance goals for those awards and using the market price of our stock on that date.

(4)
SERP: The amounts shown in this column in the “Retirement” and “Termination without cause” rows for Hamid Khorramian, represent the present value of the benefits he would receive under our Executive Supplemental Retirement Plan in such events, as shown in the Fiscal Year 2015 Pension Benefits Table.

The amounts shown in this column in the "Death or disability" row for each officer represent the present value of the benefits each would receive under the Executive Supplemental Retirement Plan in the event of total disability or death.
The amounts shown in this column in the “Termination after change in control” row for each officer are the payments that would be made to the officer pursuant to our Executive Severance Plan with regard to our Executive Supplemental Retirement Plan in the event of a termination after change in control. These payments represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan following retirement, prorated to the extent the officer does not qualify for normal or early retirement at the time of the change in control, but with an additional three years of service and age credited in the case of our CEO or two years of service and age credited in the case of our other named executive officers.

(5)	Other Benefits: The amounts shown in this column for each officer are the sum of:

•	the estimated cost to our company of outplacement services that would be provided to the officer for up to 18 months following termination pursuant to the Executive Severance Plan and

•
a lump sum payment that would be made under the Executive Severance Plan equal to the premiums that the officer would need to pay to continue health plan coverage for himself or herself and his or her eligible dependents under our benefit plans for a period of 18 months and are as follows: James P. Keane, $26,943; David C. Sylvester, $26,943; Lizbeth S. O'Shaughnessy, $9,029; Sara E. Armbruster, $26,770; and Hamid Khorramian, $18,960.

In addition to the amounts shown in the Potential Payments upon Termination or Change in Control table, the named executive officers would receive:

•	any base salary and vacation pay which had been earned through the end of the fiscal year but not yet paid or used;

•	their short-term MIP awards for fiscal year 2015, not as severance or an acceleration of benefits but because they were employees for the full fiscal year;

•	the vested balance of their accounts under our Retirement Plan, which is available generally to all U.S. employees and does not discriminate in favor of the executive officers;

•
the vested balance of their accounts under the Restoration Retirement Plan and the balance of their accounts under the Deferred Compensation Plan, both of which are shown in the Fiscal Year 2015 Nonqualified Deferred Compensation table;

•	in the event of retirement only, the right to receive certain healthcare benefits, as described above in Compensation Discussion and Analysis under the heading “Retirement Plans and Practices”; and

•	other welfare benefits, such as a death benefit in the event of death of the employee, which are available generally to all U.S. employees of Steelcase Inc.

Generally, the amounts reflected in the Potential Payments upon Termination or Change in Control table would be paid to the applicable officer in a lump sum following termination of employment or change in control, pursuant to the terms of the applicable plans; however, portions of such amounts would be paid six months after the applicable triggering date and two years after the applicable triggering date. In addition, certain of the amounts reflected in the table are subject to forfeiture in the event the officer competes with us or in the event of certain restatements of our financial statements. See the Compensation Discussion and Analysis under the heading “Other Programs and Practices - Non-compete and Other Forfeiture Provisions” for a discussion of these conditions.

PROPOSAL 3 – APPROVAL OF THE STEELCASE INC.
INCENTIVE COMPENSATION PLAN

Our Incentive Compensation Plan, or ICP, was first adopted by our Board of Directors on October 27, 1997 and approved by our shareholders on December 2, 1997. The Compensation Committee of our Board of Directors most recently amended and restated the ICP to be effective as of July 15, 2015. The amended and restated ICP will apply to any award granted on or after July 15, 2015. As amended and restated, the ICP is intended to enable us to grant awards that satisfy the requirements of a performance-based compensation program under Section 162(m) of the Internal Revenue Code. However, our ability to grant performance-based compensation under Section 162(m) under the ICP is subject to your approval of this Proposal 3. The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 3.

We have updated the ICP to reflect certain “best practices,” and accordingly the amended and restated ICP includes the following updates:

•
Double Trigger Change in Control Treatment. Previously, our awards under the ICP provided for “single trigger” change in control vesting, meaning that awards would vest upon a change in control. In response to emerging equity compensation trends, we have provided for “double trigger” change of control vesting, meaning that awards will not vest in connection with a change in control without a subsequent qualifying termination of employment;

•
No Share Recycling. While we have not engaged in share recycling, we have now added an express prohibition on recycling, meaning that shares tendered or withheld in payment of exercise price for awards or in satisfaction of withholding taxes will not be available again for issuance; and

•	No Repricing. While we have not engaged in any repricing of awards, we have now added an express prohibition on repricing.

We are not asking shareholders to increase the number of shares available under the ICP or any of the previously approved individual award limits.

Our long-term incentive program aligns the interests of our employees, officers and directors with those of our shareholders. In furtherance of this objective, our Compensation Committee has considered two key metrics in making equity grants under the ICP: “historical burn rate” and “overhang.”

•
Historical Burn Rate. Our historical burn rate is equal to the number of shares subject to equity awards granted during a period, assuming the target payout for performance units, in proportion to our outstanding shares. Our burn rate for fiscal year 2015 was 0.97%, and our three-year average burn rate for fiscal years 2013 through 2015 was 1.05%.

•
Overhang. Our overhang is the number of shares subject to equity awards outstanding at fiscal year-end plus the number of shares available for future grants in proportion to our shares outstanding at fiscal year-end. As of the end of fiscal year 2015, our overhang was 10.97%.

Our Board of Directors believes the existing awards under the ICP have enhanced our position in the highly competitive market for managerial and executive talent and that the continued maintenance of the ICP is necessary to meet our objectives of attracting, retaining and compensating our key employees and others.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the deductibility for tax purposes of compensation in excess of $1 million per year paid by a publicly traded company to certain executive officers who are deemed to be “covered employees” under Section 162(m). Compensation that qualifies under Section 162(m) as “performance-based” compensation is, however, exempt from the $1 million deductibility limitation. The deductibility of payments made under the ICP resulting in total covered compensation in excess of $1 million for our covered employees following the Meeting will depend on whether the payment is performance-based within the meaning of Section 162(m).

As amended and restated, the ICP is intended to enable us to grant awards that satisfy the requirements of a performance-based compensation program under Section 162(m), including the requirement that the compensation must be paid solely on account of the attainment of pre-established, objective performance goals. As amended and restated, the ICP is effective with respect to any award established on or after July 15, 2015. However, in order for compensation granted pursuant to the ICP to qualify for the performance-based exemption from the applicability of Section 162(m), the material terms under which the compensation is to be paid must be disclosed to and approved by shareholders in a separate vote prior to payment. Accordingly, we are asking you to approve the ICP as amended and restated.

Plan Description

The following is a summary of the material provisions of the ICP. The summary is qualified in its entirety by the specific language of the ICP, which is attached as Exhibit A.

Purposes

The purposes of the ICP are to:

•
optimize the profitability and growth of our company through annual and long-term incentives that are consistent with our goals and link the personal interests of ICP participants with those of our shareholders;

•	provide participants with an incentive for excellence in individual performance;

•	promote teamwork among participants;

•	provide flexibility for us to attract and retain the services of participants who make significant contributions to our success; and

•	allow participants to share in our success.

Administration

Our Board of Directors is generally responsible for the administration of the ICP. However, the Board has delegated its administrative authority to the Compensation Committee other than with respect to awards to non-employee directors. Any awards granted under the ICP to our CEO are subject to ratification by the Board of Directors. Under the ICP, the Compensation Committee has the authority to:

•	select the employees and other individuals who will participate in the ICP;

•	determine the size and type of awards;

•	determine the terms and conditions of any award consistent with the terms of the ICP;

•	interpret the ICP and any agreement or instrument entered into under the ICP;

•	establish, amend, or waive rules and regulations for the ICP’s administration; and

•	amend the terms and conditions of any outstanding award as provided under the ICP.

Subject to the limitations described below, our Compensation Committee has delegated authority to our CEO to grant:

•	stock options, not to exceed 5,000 shares to any one person in any one fiscal year and not to exceed 100,000 shares in the aggregate in any one fiscal year,

•	restricted stock, not to exceed 2,000 shares to any one person in any one fiscal year and not to exceed 40,000 shares in the aggregate in any one fiscal year, and

•	restricted units, not to exceed 2,000 shares to any one person in any one fiscal year and not to exceed 40,000 units in the aggregate in any one fiscal year.

Our CEO may not grant any awards to any of our executive officers.

Eligibility

The ICP is open to participation by all employees and directors of Steelcase Inc. and its subsidiaries or affiliates and any other person designated by the Compensation Committee. Of those eligible, the Compensation Committee determines who will receive awards. There are currently approximately 550 participants in the ICP.

Shares Available for Issuance

There were 25,000,000 shares of our Class A Common Stock reserved for issuance under the ICP as amended and restated as of February 27, 2010 of which approximately 8,777,944 shares remain available as of May 25, 2015. No more than 6,000,000 shares were reserved for issuance in the form of restricted stock (of which approximately 4,810,475 shares remain available as of May 25, 2015).

In the event of any change in our capitalization or in the event of a corporate transaction such as a merger, consolidation, separation or similar event, the ICP provides for appropriate adjustments in the number and class of shares of common stock available for issuance or grant and in the number and/or price of shares subject to awards.

Any shares subject to an award which expires or for any reason is cancelled, terminated, forfeited, fails to vest or for any other reason is not paid or settled will again be available for issuance in connection with future awards granted under the ICP. Shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will be counted against the share limits and will not again be available for issuance in connection with future awards under the ICP.

Types of Awards

The ICP provides for the grant of stock options, stock appreciation rights, restricted stock, performance shares, performance units and cash-based awards, phantom shares or other share-based awards. These awards are discussed in more detail below.

Stock Options

Options granted under the ICP may be incentive stock options meeting the definition of an incentive stock option under Section 422 of the Internal Revenue Code or options that do not qualify as incentive stock options (referred to as nonqualified stock options). The Compensation Committee will determine the option price, duration of the option, the number of shares to which the option pertains, termination and transferability rights and other terms and conditions of the option. The option price for each grant will be at least equal to the closing price per share of our Class A Common Stock on the NYSE on the date of grant (the “fair market value”).

In no event can an option be exercised later than the tenth anniversary date of its grant. In the event of termination of employment, the options can be exercised in accordance with the terms of the award agreement. The maximum aggregate number of shares that can be granted in the form of stock options in any one fiscal year to any one participant is 500,000 shares.

Stock Appreciation Rights (“SARs”)

The Compensation Committee can grant SARs under the ICP, either in tandem with stock options or freestanding and unrelated to options. The grant price of a freestanding SAR will be the fair market value. The grant price of tandem SARs will equal the option price of the related option.

Upon exercise of a SAR, a participant will be entitled to receive payment from us in an amount determined by multiplying (1) the difference between the fair market value of a share on the exercise date and the grant price by (2) the number of shares with respect to which the SAR is exercised. The form of payment of a SAR will be determined by the Compensation Committee and may be in shares of common stock, cash, or a combination of common stock and cash. The maximum aggregate number of shares that may be granted in the form of SARs in any one fiscal year to any one participant is 500,000 shares.

Restricted Stock

Each grant of restricted stock under the ICP will be evidenced by an award agreement that will specify the period and type of restriction, the number of shares covered by the grant and other provisions that the Compensation Committee may determine to be appropriate. The Compensation Committee has the authority to impose any type of conditions or restrictions as it may deem appropriate, including a requirement that a participant pay a stipulated purchase price for each share of restricted stock or remain employed for a specified period, specific performance goals, restrictions under federal or state securities laws or any combination of these or other types of restrictions. The maximum aggregate number of shares that may be granted in the form of restricted stock in any one fiscal year to any one participant is 250,000 shares.

Performance Shares, Performance Units and Cash-Based Awards

Each performance share granted under the ICP will have an initial value equal to the fair market value of a share. Each performance unit granted under the ICP will have an initial value determined by the Compensation Committee at the time of grant. Each cash-based award will have a value as may be determined by the Compensation Committee. The Compensation Committee will set performance goals that, if met, will determine the number and/or value of performance shares or performance units or cash-based awards that would be paid to the participant. Participants may be granted full voting rights on performance shares, and receive dividends or dividend equivalent payments, during the performance period. The maximum aggregate payout (determined at the end of the applicable performance period) with respect to awards of performance shares, performance units or cash-based awards granted in any one fiscal year to any one participant is equal to the value of 750,000 shares.

Phantom Shares

Each phantom share granted under the ICP will have an initial value equal to the fair market value. The Compensation Committee may determine the terms and conditions of the award, including any vesting provisions. The holder of any vested phantom shares will be entitled to receive payout on the number of and value of phantom shares earned by the participant over the performance period. Participants may be granted the right to receive dividends on the phantom shares that have been earned but not yet distributed. The maximum aggregate payout (determined at the end of the applicable performance period) with respect to phantom shares granted in any one fiscal year to any one participant is 750,000 shares.

Other Share-Based Awards

Subject to the terms of the ICP, the Compensation Committee may grant other share-based awards under the ICP including awards under which shares are acquired or may be acquired in the future, such as restricted units. The Compensation Committee, in its sole discretion, will determine the terms and conditions of these awards. The maximum aggregate number of shares that may be granted in the form of other share-based awards in any one fiscal year to any one participant is 250,000 shares.

Performance Criteria

Any award granted under the ICP may be made subject to the attainment of performance goals. With respect to any award intended to qualify for the performance-based exception to the applicability of Section 162(m), the Compensation Committee shall select the performance criteria from among the following:

•	earnings per share;

•	net income (before or after taxes);

•	return measures (including, but not limited to, assets, equity, sales, investment, return on invested capital (“ROIC”) or internal rate of return);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), or cumulative cash flow per share);

•	earnings before or after taxes (including, but not limited to, earnings, before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, “EBITDA”));

•	gross revenue or sales;

•	operating profit (including, but not limited to, net operating profit after taxes (“NOPAT”));

•	margins (including, but not limited to, gross margin, operating margin or pre-tax profit margin);

•	operating expenses;

•	share price (including, but not limited to, growth measures, total shareholder return (“TSR”) and relative total shareholder return);

•	dividend payments;

•	implementation or completion of critical projects or processes;

•
strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, product launch, inventory goals, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, goals relating to acquisitions, divestitures, joint ventures and similar transactions, productivity ratios, expense targets or cost reduction goals, and budget comparisons;

•
personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, management succession plans, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and

•	any combination of, or a specified increase or decrease in, any of the foregoing.

The foregoing performance criteria have been updated to align with the same performance criteria utilized in our Management Incentive Plan. The Compensation Committee has the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals (to the extent permitted by Section 162(m)) and shall make appropriate adjustments in the performance goals to reflect the impact of certain extraordinary items. In addition, the Compensation Committee, in its discretion, may grant awards (including awards based on the foregoing criteria) that are not intended to satisfy the performance-based exception to the applicability of Section 162(m).

Competition

Under the ICP, if a participant, during the term of his or her employment or during the three-year period following termination of employment, engages in competition with us or any of our subsidiaries or affiliates, the participant will immediately forfeit the right to exercise and/or receive payment for any award, whether the award is vested or unvested. In addition, the participant must return to us any gain realized from exercise of any option which vested within 12 months prior to the date the participant engaged in competition with us. The terms of individual awards granted to participants under the ICP may contain additional non-compete provisions which require forfeiture of unvested awards or the return of shares or the value of shares previously earned in the event that the participant engages in competition with us.

Change in Control

In the event that a Change in Control (as defined in the ICP) of Steelcase Inc. occurs and the participant’s employment or service is terminated by us or our successor without cause or the participant resigns with “good reason” (as defined in the ICP), in either case, during the twenty-four (24) months following such Change in Control, then:

•	all options and SARs will become immediately exercisable and will remain exercisable throughout their entire term;

•
any restriction periods and restrictions imposed on all outstanding awards of restricted stock, performance units, performance shares, cash-based awards and other share-based awards will lapse and be settled as soon as reasonably practicable, but in no event later than ten (10) days following such termination of employment; and

•
if the Change in Control does not constitute a change in ownership or effective control of Steelcase Inc. or a change in ownership of a substantial portion of the assets of Steelcase Inc. under Section 409A of the Internal Revenue Code, and if we determine any award constitutes deferred compensation subject to Section 409A, then the vesting of such award will be accelerated as of the date of termination of employment, but we or our successor will pay the award on its scheduled payment date, but in no event more than 90 days following the scheduled payment date.

If outstanding awards are not assumed or substituted in connection with a Change in Control, then immediately upon the occurrence of the Change in Control,

•	all options and SARs will become immediately exercisable and will remain exercisable throughout their entire term;

•
any restriction periods and restrictions imposed on all outstanding awards of restricted stock, performance units, performance shares, cash-based awards and other share-based awards will lapse and be settled as soon as reasonable practicable, but in no event later than ten (10) days following the Change in Control; and

•
if we determine any award constitutes deferred compensation subject to Section 409A, then to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the vesting of the award will be accelerated as of the effective date of the Change in Control, but we or our successor will pay the award on its scheduled payment date, but in no event more than 90 days following the scheduled payment date.

Immediately prior to the Change in Control, all outstanding awards subject to performance-based vesting will:

•	be converted to an award in an amount equal to the greater of (x) the applicable performance achieved through the date of the Change in Control or (y) the target level of performance;

•	cease to be subject to the achievement of performance criteria; and

•
vest in full at the end of the performance period provided the participant is employed by or is providing services to us or our successor on such date (during the performance period, cash-based awards will be credited with such reasonable interest rate as the Compensation Committee will determine).

The awards will be considered assumed or substituted for if, following the Change in Control, (i) any adjustments necessary to preserve the intrinsic value of the participant’s outstanding awards have been made, and the acquirer or our successor, as applicable, irrevocably assumes our obligations under the ICP or (ii) such acquirer or successor replaces the participant’s outstanding awards with awards having substantially the same intrinsic value and having terms and conditions no less favorable to the participant than those applicable to the participant’s awards immediately prior to the Change in Control. In addition, the awards will be considered assumed or substituted for only if any equity based awards, after the Change in Control, relate to common stock of the acquirer or our successor which is publicly held and widely traded on an established stock exchange.

In the event of a Change in Control in which the consideration paid to our shareholders is solely cash, our Board of Directors may provide that each award under the ICP will be cancelled upon the occurrence of the Change in Control in exchange for a payment equal to the consideration paid per share in the Change in Control over the exercise or purchase price, if any, per share of the award, multiplied by the number of shares granted under the award.

Nontransferability

Except as otherwise provided in a participant’s award agreement, awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In addition, except as otherwise provided in a participant’s award agreement, a participant’s rights under the ICP will be exercisable during the participant’s lifetime only by the participant or the participant’s legal representative.

Clawback Provision

Awards made under the ICP to any participant who also participates in our Executive Severance Plan may be subject to forfeiture in the event of any material restatement of our financial results. In the event of a material restatement, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to any future awards or other equity-based compensation under the ICP or be required to repay prior awards or cash payments under the ICP determined by the Compensation Committee to have been inappropriately received by the participant. In the event of a material restatement due to fraud, any participant who the Compensation Committee determines participated in or is responsible for the fraud will forfeit the right to future awards or other equity-based compensation under the ICP and be required to repay any awards or cash payments made under the ICP in excess of the amounts that would have been received based on the restated financial results.

Prohibition on Repricing

In no event will the exercise price with respect to an award be reduced following the grant of an award, nor will an award be cancelled in exchange for a replacement award with a lower exercise price or in exchange for another type of award or cash payment without shareholder approval.

Amendment, Modification and Termination of the Plan

Our Board of Directors may amend, suspend or terminate the ICP in whole or in part, at any time. However, no amendment will be made without shareholder approval if that approval is necessary to comply with applicable tax or regulatory requirements. No termination, amendment or modification of the ICP may adversely affect in any material way any award previously granted under the ICP without the written consent of the participant holding the award. The Change in Control provisions of the ICP may not be amended, terminated or modified after a Change in Control to adversely affect any award previously granted under the ICP without the written consent of the participant holding the award.

Federal Income Tax Consequences

The following discussion of certain relevant U.S. federal income tax effects applicable to stock options, SARs and other stock-based awards granted under the ICP is a summary only, and reference is made to the Internal Revenue Code for a complete statement of all relevant U.S. federal tax provisions.

Options

In general, no taxable income is realized by a participant upon the grant of an incentive stock option (“ISO”). If shares of common stock are issued to a participant (“option shares”) pursuant to the exercise of an ISO granted under the ICP and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the participant’s receipt of the option shares (a “disqualifying disposition”), then, generally (1) the participant will not realize ordinary income upon exercise, and (2) upon sale of the option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to the participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.”

If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares.

Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a nonqualified stock option as discussed below.

With respect to nonqualified stock options, the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

In general, we will receive an income tax deduction at the same time and in the same amount that is taxable to the employee as compensation, as long as the amount constitutes reasonable compensation.

SARs

The recipient of a grant of SARs will not realize taxable income, and we will not be entitled to a deduction with respect to the grant on the date of the grant. Upon the exercise of SAR, the recipient will realize ordinary income equal to the amount of cash (including the amount of any taxes withheld) and the fair market value of any shares received at the time of exercise. We will be entitled to a corresponding deduction, equal to the amount of income realized, as long as the amount constitutes reasonable compensation.

Restricted Stock

A participant who receives a grant of restricted stock will not recognize any taxable income at the time of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). A participant’s rights in restricted stock awarded under the ICP are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election within 30 days of receipt of the restricted shares, the fair market value of the shares on the date the restrictions lapse, less any amount paid by the participant for the shares, will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse. We generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes as long as the amount constitutes reasonable compensation.

Performance Units, Performance Shares, Cash-Based Awards and Phantom Shares

The recipient of a grant of performance units, performance shares, cash-based awards or phantom shares will not realize taxable income, and we will not be entitled to a deduction, with respect to a grant on the date of the grant. Upon the payout of the award, the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, equal to the amount of cash or stock received, as long as the amount constitutes reasonable compensation.

Other Share-Based Awards

The recipient of a grant of a share-based award, such as restricted units, will not realize taxable income, and we will not be entitled to a deduction, with respect to a grant on the date of the grant. The recipient will realize ordinary income for the amount of stock received less any amount paid for the stock, and we will be entitled to a corresponding deduction, at such time as the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, as long as the amount constitutes reasonable compensation.

ICP Benefits

The number and type of awards that have been granted under the ICP to the named executive officers and our directors which are still outstanding are detailed in the Fiscal Year 2015 Outstanding Equity Awards at Fiscal Year-End table in Executive Compensation, Retirement Programs and Other Arrangements and the Fiscal Year 2015 Director Compensation Table in Director Compensation. The following table shows the number of performance units and restricted units and the amount of cash-based awards which have been granted under the ICP during fiscal year 2016 to date for each of our named executive officers, our current executive officers as a group, the number of shares issued to our current non-employee directors as a group and the number of restricted units and amount of cash-based awards granted to our current employees, other than our executive officers, as a group. All awards are reflected in the table at the target level of performance.

Incentive Compensation Plan Awards
Fiscal Year 2016 to Date

Name and Position	Number of Shares or Units	Cash-Based Awards

James P. Keane	170,000
President and Chief Executive Officer
David C. Sylvester	49,600
Senior Vice President, Chief Financial Officer
Lizbeth S. O'Shaughnessy	30,100
Senior Vice President, Chief Administrative Officer, General Counsel & Secretary
Sara E. Armbruster	22,600
Vice President, Strategy, Research and New Business Innovation
Hamid Khorramian	22,700
Senior Vice President, Global Operations
All current executive officers as a group	357,095	$108,500
All current directors who are not executive officers as a group	9,891
All employees, including all current officers who are not executive officers, as a group	468,779	$6,606,477

Equity Compensation Plan Information

The securities authorized for issuance under our equity compensation plans as of February 27, 2015 are as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding warrants and rights (1)	Weighted-average exercise price of outstanding warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)

Equity compensation plans approved by security holders	3,529,134	n/a	9,876,773
Equity compensation plans not approved by security holders	0	n/a	0
Total	3,529,134	n/a	9,876,773

(1)
This amount includes the maximum number of shares that may be issued under outstanding performance units; however, the actual number of shares which may be issued will be determined based on the satisfaction of certain criteria, and therefore may be significantly lower.

(2)	The only outstanding warrants or rights are performance units and restricted stock units which do not have exercise prices.

All equity awards were granted under our Incentive Compensation Plan. See Note 16 to the consolidated financial statements of our annual report on Form 10-K for fiscal year 2015 filed with the SEC on April 16, 2015 for additional information.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE STEELCASE INC. INCENTIVE COMPENSATION PLAN.

PROPOSAL 4 – RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appoints an independent registered public accounting firm each fiscal year to audit our financial statements and internal control over financial reporting. The Committee has appointed Deloitte & Touche LLP to serve as our independent auditor for fiscal year 2016, and as a matter of good corporate governance, our Board of Directors is asking our shareholders to ratify that appointment. This vote is advisory, which means that it is not binding on our company or our Board of Directors. If our shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider such appointment. The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 4.

Deloitte & Touche LLP served as our independent auditor for fiscal year 2015 and has been our independent auditor since fiscal year 2010. Representatives of Deloitte & Touche LLP will attend the Meeting, have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR

The fees billed by Deloitte & Touche LLP for fiscal year 2015 (estimated) and fiscal year 2014 (actual) for work performed for us are as follows:

Type of Fees	Fiscal Year 2015 (estimated)	Fiscal Year 2014 (actual)

Audit Fees	$2,212,000	$1,997,000
Audit-Related Fees	$—	$—
Tax Fees	$865,000	$691,000
All Other Fees	$—	$—
Total	$3,077,000	$2,688,000

Audit fees consisted of fees related to the annual audit of our consolidated financial statements, annual audit of our internal control over financial reporting, reviews of the financial statements included in quarterly reports on Form 10-Q, other services related to SEC reporting matters and audits of separate financial statements of subsidiaries and other consolidated entities.
Tax fees consisted primarily of fees related to consultation services for expatriate employees and corporate tax compliance services, primarily related to our international subsidiaries.

Our Audit Committee determined that providing the services reflected in the above table was compatible with the maintenance of the independence of Deloitte & Touche LLP.

Our Audit Committee has a policy under which it approves in advance audit, audit-related, tax and other services rendered by the principal independent auditor, subject to specific fee limits. If circumstances require hiring the independent auditor for services not previously pre-approved or that would exceed the fee limits previously set, the Audit Committee must pre-approve the new services or fee limits. The Audit Committee Chair may pre-approve specified services between regularly scheduled meetings of the Audit Committee, subject to review by the full Audit Committee at its next scheduled meeting. All of the fiscal year 2015 services and fees reflected in the above table were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended February 27, 2015 (the “independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:

•	the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and

•	the effectiveness of the Company’s internal control over financial reporting.

Our Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.

In this context, we discussed with the independent auditor the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board. In addition, we received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and we reviewed, evaluated and discussed the written report and letter with that firm, as well as its independence with respect to the Company.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We also reviewed and discussed with management the Company’s audited financial statements. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2015 for filing with the Securities and Exchange Commission.

Audit Committee

Lawrence J. Blanford (Chair)
David W. Joos
Elizabeth Valk Long
Cathy D. Ross
Peter M. Wege II

EXHIBIT A
STEELCASE INC. INCENTIVE COMPENSATION PLAN

ARTICLE 1.	Establishment, Objectives, and Duration

1.1    Establishment of the Plan. Steelcase Inc., a Michigan corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “Steelcase Inc. Incentive Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units, Cash-Based Awards, Phantom Shares and Share-Based Awards. Notwithstanding any provision in the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder.

The Plan as hereby amended and restated is effective as of July 15, 2015 (the “Effective Date”); provided, however, that the Plan as amended and restated shall be subject to the approval by the shareholders of the Company of the Plan at the annual meeting for such shareholders on July 15, 2015 (the “2015 Meeting”).

1.2    Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives which are consistent with the Company’s goals and which link the personal interests of Participants to those of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3    Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 18 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions under Awards denominated in Shares, and with respect to all Awards, in no event may an Award be granted under the Plan on or after the tenth anniversary of the Effective Date.

ARTICLE 2.	Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1    “Affiliate” shall have the meaning ascribed to such term in Rule 12b‑2 of the General Rules and Regulations of the Exchange Act.

2.2    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units, Cash-Based Awards, Phantom Shares or Share-Based Awards.

2.3    “Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

2.4    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6    “Cause” means (i) the Participant’s willful and continued failure to perform substantially his or her duties with the Company or the Affiliate then employing him or her (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the Participant’s willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; provided, that for purposes of this definition, no act or failure to act, on the Participant’s part, will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company or the Affiliate then employing the Participant.

2.7    “Cash-Based Award” means an Award granted to a Participant, as described in Article 9 herein.

2.8    ”Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)
any Person (other than any Initial Holder or Permitted Transferee) (i) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below, and (ii) the combined voting power of the securities of the Company that are Beneficially Owned by such Person exceeds the combined voting power of the securities of the Company that are Beneficially Owned by all Initial Holders and Permitted Transferees at the time of such acquisition by such Person or at any time thereafter; or

(b)
the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with or involving any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereto), at least fifty-five percent (55%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Initial Holder or Permitted Transferee) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the

Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty-five percent (55%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participant in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership, directly or indirectly, in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.9    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.10    “Committee” means the Compensation Committee of the Board and shall be comprised entirely of Directors who are considered “outside directors” under Section 162(m) of the Code.

2.11    “Company” means Steelcase Inc., a Michigan corporation, including any and all Subsidiaries and Affiliates, and any successor thereto as provided in Article 22 herein.

2.12    “Competition” means directly or indirectly engaging in competition with the Company or any subdivision, subsidiary, or affiliate of the Company (collectively, the “Company Group”) at any time during employment with the Company Group or during the three (3) year period following termination of employment with the Company Group, without prior approval of the administrative Committee. A Plan Participant engages in competition if that person participates directly or indirectly in the manufacture, design or distribution of any products of the same type as those of the Company Group, including, but not limited to, office furniture, office systems or architectural products, or the providing of any related services, for or on behalf of any person or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law.

2.13    “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

2.14    “Director” means any individual who is a member of the Board; provided, however, that any Director who is employed by the Company or any Subsidiary or Affiliate shall be considered an Employee under this Plan and, except for purposes of the definition of “Change in Control” under this Plan, shall not be considered a Director.

2.15    “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.16    “Employee” means any employee of the Company or its Subsidiaries or Affiliates. Except for purposes of the definition of “Change in Control” under this Plan, Directors who are employed by the Company shall be considered Employees under this Plan.

2.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18    “Fair Market Value” shall be the closing sales price per Share for the date of grant on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported; if the security is not listed for trading on a national securities exchange, the fair market value of a security as determined in good faith by the Board.

2.19    “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.20    “Good Reason” means, if the Participant is a participant under the Company’s Executive Severance Plan, the definition as set forth therein and for all other Participants the occurrence, on or after the date of a Change in Control and without the affected Participant’s written consent, of (i) a material reduction in the Participant’s base salary and annual bonus opportunity, (ii) a material adverse alteration in the nature or status of the Participant’s responsibilities, duties or title from those in effect immediately prior to the Change in Control, including without limitation, if the Participant was, immediately prior to the Change in Control, an executive officer of a public company, the Participant ceasing to be an executive officer of a public company or (iii) a relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the Change in Control; provided, that the Participant must provide written notice to the Company stating the circumstances believed to constitute Good Reason within 60 days of the initial existence of such circumstances and the Company shall have 30 days to remedy such circumstance and if not remedied, the Participant may then deliver his or her notice resignation with Good Reason with a termination of employment effective date no later than 45 days following the 30-day remedy period.

2.21    “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.22    “Initial Holder” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.23    “Insider” shall mean an individual who is, on the relevant date, an officer, director or more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.24    “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.25    “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

2.26    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.27    “Participant” means an Employee, Director, or other individual designated by the Board who has been selected to receive an Award or who has an outstanding Award granted under the Plan.

2.28    “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.29    “Performance Period” shall have the meaning set forth in Article 8 herein.

2.30    “Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.31    “Performance Unit” means an Award granted to a Participant, as described in Article 9 herein.

2.32    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

2.33    “Permitted Transferee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company and include a Permitted Trustee solely in its capacity as a trustee of a Permitted Trust.

2.34    “Permitted Trust” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.35    “Permitted Trustee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.36    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.37    “Phantom Shares” means an Award granted to a Participant pursuant to Article 10 herein.

2.38    “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.

2.39    “Share-Based Award” means an Award granted to a Participant pursuant to Article 11 herein.

2.40    “Shares” means the shares of Class A Common Stock of the Company.

2.41    “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as a SAR, pursuant to the terms of Article 7 herein.

2.42    “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company has a fifty percent (50%) or greater voting interest.

2.43    “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

ARTICLE 3.	Administration

3.1    General. The Plan shall be administered by the Board and the Board may delegate its responsibility to the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Board may delegate to the Committee any or all of the administration of the Plan; provided, however, that the administration of the Plan with respect to Awards granted to Directors may not be so delegated. To the extent that the Board has delegated to the Committee any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Committee. The Committee shall have the authority to delegate administrative duties to Employees, officers or Directors of the Company or any other committee approved by the Committee.

3.2    Authority of the Board. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power to select Employees and Directors and other individuals who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 18 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law (and subject to Section 3.1 herein), the Board may delegate its authority as identified herein.

3.3    Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board or the Committee shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4.	Shares Subject to the Plan and Maximum Awards

4.1    Number of Shares Available for Grants. Subject to adjustment as provided in Article 17 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be 25,000,000 Shares that were originally authorized pursuant to the Plan as amended and restated as of February 27, 2010 of which approximately 8,777,944 Shares remain available as of May 25, 2015 in addition to any Shares that may be added back pursuant to the terms herein. No more than 6,000,000 of which may be granted in the form of Shares of Restricted Stock. Shares available under the Plan shall be now or hereafter issued or authorized but unissued. For purposes of this Article 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan shall again be available for issuance in connection with future Awards granted under the Plan. Shares purchased on the open market with cash proceeds generated by the exercise of an Option will not increase or replenish the number of Shares available for grant. In the event that Shares are delivered in respect of an Award, all of the Shares subject to the Award (including any Shares used to satisfy applicable tax withholding obligations) shall be considered in calculating the maximum number of Shares available for delivery under the Plan. Shares surrendered or withheld as payment of either the exercise price of an Award and/or withholding taxes in respect of such an Award shall be counted against the share limits of this Plan and shall not again be available for issuance in connection with future Awards. The foregoing adjustments to the Share limits are subject to any applicable limitations under Code Section 162(m) with respect to Awards intended as performance-based compensation thereunder.

4.2    Maximum Awards. Unless and until the Board determines that an Award shall not qualify for the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

(a)
Stock Options: The maximum aggregate number of Shares that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one single Participant shall be five hundred thousand (500,000).

(b)
SARs: The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one single Participant shall be five hundred thousand (500,000).

(c)	Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be two hundred and fifty thousand (250,000).

(d)
Performance Shares/Performance Units and Cash-Based Awards: The maximum aggregate payout (determined as of the end of the applicable Performance Period) with respect to Cash-Based Awards or Awards of Performance Shares or Performance Units granted in any one fiscal year to any one Participant shall be equal to the value of seven hundred and fifty thousand (750,000) Shares.

(e)
Phantom Shares: The maximum aggregate payout (determine at the end of the applicable Performance Period) with respect to Phantom Shares granted in any one fiscal year to any one Participant shall be equal to the value of seven hundred and fifty thousand (750,000) Shares.

(f)
Other Share-Based Awards: The maximum aggregate number of Shares that may be granted in the form of other Share-Based Awards, pursuant to any Award granted in any one fiscal year to one single Participant shall be two hundred and fifty thousand (250,000).

ARTICLE 5.	Eligibility and Participation

5.1    Eligibility. Persons eligible to participate in this Plan include all Employees, Directors, and other individuals designated by the Board.

5.2    Actual Participation. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees, Directors, and other individuals designated by the Board, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6.	Stock Options

6.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board; provided, however, (a) that no Director shall be granted any ISO and (b) that any Option designed to qualify for the Performance-Based Exception shall be granted only by the Committee.

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, termination and transferability rights, and such other provisions as the Board shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4    Duration of Options. Each Option granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6    Payment. Unless otherwise determined by the Board, Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full in one of the following manners: (a) in cash or its equivalent, or (b) to the extent so provided by the Board, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price or by withholding from issuance upon exercise the Shares with an aggregate Fair Market Value equal to the total Option Price, or (c) by a combination of (a) and (b).

The Board also may allow cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Board determines to be consistent with the Plan’s purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s) or other appropriate documentation of acquisition of such Shares.

6.7    Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

ARTICLE 7.	Stock Appreciation Rights

7.1    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Board. The Board may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Board shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.3    Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Board, in its sole discretion, imposes upon them.

7.4    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Board shall determine.

7.5    Term of SARs. The term of a SAR granted under the Plan shall be determined by the Board, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6    Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b)	the number of Shares with respect to which the SAR is exercised.

At the discretion of the Board, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The Board’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

ARTICLE 8.	Restricted Stock

8.1    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Board shall determine; provided, however, that Shares of Restricted Stock designed to qualify for the Performance-Based Exception shall be granted only by the Committee.

8.2    Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Board shall determine.

8.3    Other Restrictions. The Board shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws. The time period during which the performance goals must be met shall be called a “Performance Period.” The performance goals with respect to Awards designed to qualify for the Performance-Based Exception shall be established in writing by the Committee prior to the earlier of (a) ninety (90) days after the commencement of the Performance

Period or (b) the date on which 25% of the Performance Period will elapse; provided, that in either case, achievement of the performance goals is substantially uncertain on such date.

The Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied; provided, however, that Shares shall not be delivered with respect to Awards designed to qualify for the Performance-Based Exception prior to the Committee’s certification, in writing, that the performance goals relating to such Awards have been satisfied.

Except as otherwise provided in this Article 8 or otherwise determined by the Board, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.4    Voting Rights. Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

8.5    Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the Shares while they are so held. The Board may apply any restrictions to the dividends that the Board deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock is intended to comply with the requirements of the Performance-Based Exception, the Board may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, including, without limitation, that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.

ARTICLE 9.	Performance Units, Performance Shares, and Cash-Based Awards

9.1    Grant of Performance Units/Shares and Cash-Based Awards. Subject to the terms of the Plan, Performance Units, Performance Shares and/or Cash-Based Awards may be granted at any time or from time to time, as shall be determined by the Board; provided, however, that Performance Units, Performance Shares and/or Cash-Based Awards designed to qualify for the Performance-Based Exception shall be granted only by the Committee.

9.2    Award Agreement. Each Performance Unit, Performance Share and/or Cash-Based Awards grant shall be evidenced by an Award Agreement that shall specify the Performance Period(s) and such other provisions as the Board shall determine.

9.3    Value of Performance Units/Shares and Cash-Based Awards. Each Performance Unit shall have an initial value that is established by the Board at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as may be determined by the Board. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares and Cash-Based Award that will be paid out to the Participant. The performance goals with respect to Awards designed to qualify for the Performance-Based Exception shall be established in writing by the Committee prior to the earlier of (a) ninety (90) days after the commencement of the Performance Period or (b) the date on which 25% of the Performance Period will elapse; provided, that in either case, achievement of the performance goals is substantially uncertain on such date.

9.4    Earning of Performance Units/Shares and Cash-Based Awards. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares and Cash-Based Awards shall be entitled to receive payment with respect to the number and value of Performance Units/Shares and of Cash-Based Awards earned by the Participant over the Performance

Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.5    Form and Timing of Payment of Performance Units/Shares and Cash-Based Awards. Payment of earned Performance Units/Shares and Cash-Based Awards shall be made in lump-sum payments at such time or times designated by the Board following the close of the applicable Performance Period, but in no event later than 2 ½ months following the end of the calendar year in which the Performance Period closes. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units/Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares and Cash-Based Awards at the close of the applicable Performance Period plus or minus any investment return from the close of the Performance Period to the date of payment as determined by the Board in its discretion; provided, however, that payment shall not be made with respect to Awards designed to qualify for the Performance-Based Exception prior to the Committee’s certification, in writing, that the performance goals relating to such Awards have been satisfied. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

At the discretion of the Board and subject to the requirements of Section 409A of the Code, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as those that apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.5 herein). In addition, Participants may, at the discretion of the Board, be entitled to exercise their voting rights with respect to such Shares.

ARTICLE 10.	Phantom Shares

10.1    Grant of Phantom Shares. Subject to the terms of the Plan, Phantom Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board; provided, however, that Phantom Shares designed to qualify for the Performance-Based Exception shall be granted only by the Committee.

10.2    Award Agreement. Each Phantom Share grant shall be evidenced by an Award Agreement that shall specify the terms and conditions of such Award and such other provisions as the Board shall determine.

10.3    Value of Phantom Shares. Each Phantom Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Board shall establish the terms and conditions of such Award, including any vesting provisions and performance goals. The performance goals with respect to Awards designed to qualify for the Performance-Based Exception shall be established in writing by the Committee prior to the earlier of (a) ninety (90) days after the commencement of the Performance Period or (b) the date on which 25% of the Performance Period will elapse, provided, that in either case, achievement of the performance goals is substantially uncertain on such date.

10.4    Earning of Phantom Shares. Subject to the terms of this Plan, the holder of any vested Phantom Shares shall be entitled to receive payout on the number and value of Phantom Shares earned by the Participant over the Performance Period, to be determined by the extent to which the corresponding performance goals have been achieved.

10.5    Form and Timing of Payment of Phantom Shares. Payment of earned Phantom Shares shall be made in a single lump sum at such time as designated by the Board, but in no event later than 2 ½ months following the end of the calendar year in which the Phantom Shares vest. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Phantom Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Phantom Shares at such time as designated by the Board; provided, however, that payment shall not be made with respect to Awards designed to qualify for the Performance-Based Exception prior to the Committee’s certification, in writing, that the performance goals relating to such Awards have been satisfied. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

At the discretion of the Board and subject to the requirements of Section 409A of the Code, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Phantom Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as those that apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.5 herein).

ARTICLE 11.	Other Share-Based Awards

Subject to the terms of the Plan, the Board may grant other Share-Based Awards under this Plan, including without limitation, those Awards pursuant to which Shares are acquired or may in the future be acquired and including Awards of dividend equivalents. The Board, in its sole discretion, shall determine the terms and conditions of such other Share-Based Awards.

ARTICLE 12.	Performance Measures

Unless and until the Board proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 12, the attainment of which may determine the degree of payout and/or vesting with respect to Awards which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be based on one or more of the following criteria:

(a)	earnings per share;

(b)	net income (before or after taxes);

(c)	return measures (including, but not limited to, assets, equity, sales, investment, return on invested capital (“ROIC”) or internal rate of return);

(d)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), or cumulative cash flow per share);

(e)	earnings before or after taxes (including, but not limited to, earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, “EBITDA”);

(f)	gross revenues or sales;

(g)	operating profit (including, but not limited to, net operating profit after taxes (“NOPAT”);

(h)	margins (including, but not limited to, gross margin, operating margin or pre-tax profit margin);

(i)	operating expenses;

(j)	working capital;

(k)	share price (including, but not limited to, growth measures, total shareholder return (“TSR”) and relative total shareholder return);

(l)	dividend payments;

(m)	implementation or completion of critical projects or processes;

(n)
strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, product launch, inventory goals, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, productivity ratios, expense targets or cost reduction goals, and budget comparisons;

(o)
personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, management succession plans, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and

(p)	any combination of, or a specified increase or decrease in, any of the foregoing.

Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee.

The Board (or the Committee with respect to Awards designed to qualify for the Performance-Based Exception) shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward). Nevertheless, the Board (or the Committee with respect to Awards designed to qualify for the Performance-Based Exception) shall make appropriate adjustments in the performance goals under an Award to reflect the impact of the following extraordinary items not reflected in such goals: (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature of infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30, and (6) such other items as may be prescribed by Section 162(m) of the Code and the Treasury regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto. The Board (or the Committee with respect to Awards designed to qualify for the Performance-Based Exception) shall have full authority and discretion to, from time to time, as the Board deems necessary or appropriate, modify the accounting principles and components applied in the determination of the degree of attainment of the preestablished performance goals with respect to all Awards.

In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Board determines that it is advisable to grant Awards which shall not qualify for the

Performance-Based Exception, the Board may make such grants without satisfying the requirements of Code Section 162(m).

ARTICLE 13.	Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 14.	Deferrals

The Board may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares. If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals and such deferrals shall comply with Section 409A of the Code and any regulations or guidance promulgated thereunder.

ARTICLE 15.	Rights of Employees/Directors

15.1    Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

15.2    Participation. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

15.3    Termination of Employment/Directorship/Relationship. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise and/or receive payment for any Award following termination of the Participant’s employment or directorship with the Company, or termination of relationship with the Company. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among Awards and may reflect distinctions based on the reasons for termination.

15.4    Competition. In the event the Participant engages in any Competition with the Company, the Participant immediately and permanently forfeits the right to exercise and/or receive payment for any Award, whether or not vested. The Participant must return to the Company the Participant’s gain resulting from Options exercised at any time within the twelve-month period preceding the date the Participant became engaged in competition with the Company.

15.5    Nontransferability. Except as otherwise provided in a Participant’s Award Agreement or determined by the Board, Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of decent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or determined by the Board, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

ARTICLE 16.	Change in Control

16.1    Change in Control Treatment of Outstanding Awards. Unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)	Performance Awards. In the event that a Change in Control occurs during a Performance Period,

(i)
all outstanding Awards, other than the Cash-Based Awards, subject to performance-based vesting shall, immediately prior to the Change in Control, (I) be converted to an Award with a number of Shares underlying such Award equal to the greater of (x) the number of Shares earned as determined using the applicable performance achieved through the date of the Change in Control, as determined by the Committee in its sole discretion or (y) the target number of Shares, (II) cease to be subject to the achievement of performance criteria and (III) vest in full at the end of the Performance Period provided the Participant is employed by or is providing services to the Company or any Affiliate on such date; and

(ii)
all outstanding Cash-Based Awards subject to performance-based vesting shall, immediately prior to the Change in Control, (I) be converted to a Cash-Based Award equal to the greater of (x) an amount of cash earned as determined using the applicable performance achieved through the date of the Change in Control, as determined by the Committee in its sole discretion or (y) the target level of cash, (II) cease to be subject to the achievement of performance criteria, (III) during the remainder of the Performance Period, be credited with such reasonable interest rate as the Committee shall determine (and until the Committee determines otherwise, such interest rate shall equal the three-year U.S. Treasury rate, as adjusted for the Company’s credit rating as of the end of the Company’s fiscal year prior to the Change in Control) and (IV) vest in full at the end of the Performance Period provided the Participant is employed by or is providing services to the Company or any Affiliate on such date.

(b)
Assumption/Substitution of Awards. Unless otherwise determined by the Board and/or evidenced in an Award Agreement, with respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event that (1) a Change in Control occurs and (2) the Participant’s employment or service is terminated by the Company, its successor or affiliate thereof without Cause or the Participant resigns with Good Reason, in either case, on or after the effective date of the Change in Control but prior to twenty-four (24) months following such Change in Control, then:

(i)	Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

(ii)
Any restriction periods and restrictions imposed on all outstanding Awards of Restricted Stock, Performance Units, Performance Shares, and Cash-Based Awards and Share-Based Awards shall lapse and be settled as soon as reasonable practicable, but in no event later than ten (10) days following such termination of employment; and

(iii)
Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, and if the Company determines any Award constitutes deferred compensation subject to Section 409A of the Code, then the vesting of such Award shall be accelerated as of the date of termination of employment, but the Company shall pay such Award on its scheduled payment date (which may be a “separation from service” within the meaning of Section 409A of the Code), but in no event more than 90 days following the scheduled payment date.

(c)
No Assumption/Substitution of Awards. Unless otherwise determined by the Board and/or evidenced in an Award Agreement, with respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control,

(i)	Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

(ii)
Any restriction periods and restrictions imposed on all outstanding Awards of Restricted Stock, Performance Units, Performance Shares, and Cash-Based Awards and Share-Based Awards shall lapse and be settled as soon as reasonable practicable, but in no event later than ten (10) days following the Change in Control; and

(iii)
Notwithstanding anything to the contrary, if the Company determines any Award constitutes deferred compensation subject to Section 409A of the Code, then to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the vesting of such Award shall be accelerated as of the effective date of the Change in Control in accordance with clauses (i) and (ii) above, but the Company shall pay such Award on its scheduled payment date, but in no event more than 90 days following the scheduled payment date.

(d)
Assumed/Substituted. For purposes of this Section 16.1, the Awards shall be considered assumed or substituted for if, following the Change in Control, (i) any adjustments necessary to preserve the intrinsic value of the Participant’s outstanding Awards have been made, and the Company’s acquirer or successor, as applicable, irrevocably assumes the Company’s obligations under this Plan or (ii) such acquirer or successor replaces the Participant’s outstanding Awards with Awards having substantially the same intrinsic value and having terms and conditions no less favorable to the Participant than those applicable to the Participant’s Awards immediately prior to the Change in Control. In addition, the Awards shall be considered assumed or substituted for only if any equity based Awards, after the Change in Control, relate to common stock of the Company’s acquirer or successor which is publicly held and widely traded on an established stock exchange. In respect of any Awards that are assumed or substituted and are converted into deferred cash awards, during the remainder of the applicable period prior to payment of such Award, the deferred cash award shall be credited with such reasonable interest rate as the Committee shall determine immediately prior to the Change in Control (and until the Committee determines otherwise, such interest rate shall equal the three-year U.S. Treasury rate, as adjusted for the Company’s credit rating as of the end of the Company’s fiscal year prior to the Change in Control).

(e)
Cashout of Awards. Notwithstanding any other provision of the Plan, in the event of a Change in Control in which the consideration paid to the holders of Shares is solely cash, the Board may, in its discretion to the extent such treatment does not result in tax penalties under Section 409A of the Code, provide that each Award shall, upon the occurrence of a Change in Control, be cancelled in exchange for a payment in an amount equal to (i) the excess of the consideration paid per Share in the Change in Control over the exercise or purchase price (if any) per Share subject to the Award multiplied by (ii) the number of Shares granted under the Award.

16.2    Termination, Amendment, and Modifications of Change in Control Provisions. Notwithstanding any other provision of this Plan (but subject to the limitations of Section 18.3 hereof) or any Award Agreement provision, the provisions of this Article 16 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board may terminate, amend, or modify this Article 16 at any time and from time to time prior to the date of a Change in Control.

ARTICLE 17.	Change in Capitalization

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Board shall make such adjustment in the number and class of Shares which may be delivered under Article 4, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Article 4 as it determines to be appropriate and equitable, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number; provided, further, that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section.

ARTICLE 18.	Amendment, Modification, and Termination

18.1    Amendment, Modification, and Termination. Subject to Sections 18.3 and 18.4, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirements. Prior to such approval, Awards may be made under the Plan expressly subject to such approval.

18.2    Adjustment of Awards. The Board (or its delegate) may make adjustments in the terms and conditions of, and the criteria included in, any Award in any situation it deems appropriate, as long as the adjustment of such Award does not adversely affect the holder; provided, that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) or 409A of the Code.

18.3    Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to Article 16, 17, 19 and 23 hereof), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

18.4    Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Board determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code

Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Board may, subject to this Article 18, make any adjustments it deems appropriate.

18.5    Prohibition on Repricing. Subject to limitations imposed by Section 409A of the Code or other applicable law, in no event shall the exercise price with respect to an Award be reduced following the grant of an Award, nor shall an Award be cancelled in exchange for a replacement Award with a lower exercise price or in exchange for another type of Award or cash payment without shareholder approval.

ARTICLE 19.	Clawback

If the Company’s financial results are materially restated, the Committee may review the circumstances surrounding the restatement and determine whether and which Participants will be required to forfeit the right to receive any future Awards or other equity based incentive compensation under the Plan and/or repay any Awards or cash payments determined by the Committee to have been inappropriately received by the Participant. If the Company’s financial results are restated due to fraud, any Participant who the Committee determines participated in or is responsible for the fraud causing the need for the restatement, forfeits the right to receive any future Awards or other equity based incentive compensation under the Plan and must repay any Awards or cash payments in excess of the amounts that would have been received based on the restated financial results. Any repayments required under this Article 19 must be made by the Participant within ten (10) days following written demand from the Company. This Article 19 applies only to Participants in the Plan who also participate in the Steelcase Inc. Executive Severance Plan.

ARTICLE 20.	Withholding

20.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

20.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

ARTICLE 21.	Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation of Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 22.	Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 23.	Legal Construction

23.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

23.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.4    Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions or Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

23.5    Section 409A. The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan (or any other plan or agreement of the Company) during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

23.6    Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Michigan.

ARTICLE 24.	Execution

IN WITNESS WHEREOF, Steelcase Inc. has caused this Plan, captioned “Steelcase Inc. Incentive Compensation Plan,” as amended and restated effective as of July 15, 2015, to be executed by its duly authorized officer this ______ day of ____________________, ______.

STEELCASE INC.

By: ___________________________________

Its: ___________________________________

Steelcase

901 44TH STREET SE
GH-3E-18
GRAND RAPIDS, MI 49508

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions up until 11:59 P.M. EDT on July 14, 2015. Have your proxy card in hand when you access the web site and then follow the instructions.

During The Meeting - Go to **www.virtualshareholdermeeting.com/scs2015**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box below marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Call the number above to transmit your voting instructions up until 11:59 P.M. EDT on July 14, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards received and processed before 11:00 A.M. EDT on July 15, 2015 will be voted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M93744-P67293 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEELCASE INC.

The Steelcase Inc. Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.

	For All	Withhold All	For All Except
1. Election of eleven nominees to the Board of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lawrence J. Blanford
02) William P. Crawford
03) Connie K. Duckworth
04) R. David Hoover
05) David W. Joos
06) James P. Keane
07) Robert C. Pew III
08) Cathy D. Ross
09) Peter M. Wege II
10) P. Craig Welch, Jr.
11) Kate Pew Wolters

The Steelcase Inc. Board of Directors recommends a vote FOR Proposals 2, 3 and 4.

To update your address, please check the box to the right and mark changes on the reverse where indicated or go to www.shareowneronline.com. ☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2015 Steelcase Inc. Annual Meeting of Shareholders

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

DETACH HERE

M93745-P67293

Steelcase Inc.

901 44th Street SE
Grand Rapids, Michigan 49508

Proxy solicited by the Board of Directors
for the Annual Meeting of Shareholders

The undersigned appoints Robert C. Pew III and James P. Keane, individually, and with full power of substitution and resubstitution, as such shareholder's proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on July 15, 2015 or any adjournment thereof (the "Annual Meeting").

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposals identified on the reverse side hereof, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR the election of all nominees under Proposal 1 and FOR Proposals 2, 3 and 4.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)